                                                               EXHIBIT 17(A)(1)


                                                                    DRAFT DATED
                                                                AUGUST 31, 1995

                                 LOAN AGREEMENT

                         dated as of September __, 1995

                                    between


                             AJK ENTERPRISES, INC.

                                      and

                                    NBD BANK

                               TABLE OF CONTENTS


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

                   I.     DEFINITIONS     . . . . . . . . . . . . . . . . . . . . . . . . . . .

                          1.1           Certain Definitions . . . . . . . . . . . . . . . . . .
                          1.2           Other Definitions; Rules of
                                           Construction . . . . . . . . . . . . . . . . . . . .


                  II.     THE Commitment AND THE ADVANCES . . . . . . . . . . . . . . . . . . .

                          2.1           Commitment of the Bank  . . . . . . . . . . . . . . . .
                          2.2           Termination and Reduction of
                                           Commitment . . . . . . . . . . . . . . . . . . . . .
                          2.3           Fees  . . . . . . . . . . . . . . . . . . . . . . . . .
                          2.4           Disbursement of Advances  . . . . . . . . . . . . . . .
                          2.5           Conditions for First Disbursement . . . . . . . . . . .
                          2.6           Further Conditions for Disbursement . . . . . . . . . .
                          2.7           Subsequent Elections as to Loans  . . . . . . . . . . .
                          2.8           Limitation of Requests and Elections  . . . . . . . . .
                          2.9           Minimum Amounts; Etc. . . . . . . . . . . . . . . . . .


                 III.     PAYMENTS AND PREPAYMENTS OF ADVANCES  . . . . . . . . . . . . . . . .

                          3.1           Principal Payments and Prepayments  . . . . . . . . . .
                          3.2           Interest Payments . . . . . . . . . . . . . . . . . . .
                          3.3           Letter of Credit Reimbursement
                                           Payments . . . . . . . . . . . . . . . . . . . . . .
                          3.4           Payment Method  . . . . . . . . . . . . . . . . . . . .
                          3.5           No Setoff or Deduction  . . . . . . . . . . . . . . . .
                          3.6           Payment on Non-Business Day;
                                           Payment Computations . . . . . . . . . . . . . . . .
                          3.7           Additional Costs  . . . . . . . . . . . . . . . . . . .
                          3.8           Illegality and Impossibility  . . . . . . . . . . . . .
                          3.9           Indemnification . . . . . . . . . . . . . . . . . . . .





LOAN AGREEMENT                                   Page i

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                  IV.     REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . .

                          4.1           Corporate Existence and Power . . . . . . . . . . . . .
                          4.2           Corporate Authority . . . . . . . . . . . . . . . . . .
                          4.3           Binding Effect  . . . . . . . . . . . . . . . . . . . .
                          4.4           Subsidiaries  . . . . . . . . . . . . . . . . . . . . .
                          4.5           Litigation  . . . . . . . . . . . . . . . . . . . . . .
                          4.6           Financial Condition . . . . . . . . . . . . . . . . . .
                          4.7           Use of Advances . . . . . . . . . . . . . . . . . . . .
                          4.8           Consents, Etc.  . . . . . . . . . . . . . . . . . . . .
                          4.9           Taxes . . . . . . . . . . . . . . . . . . . . . . . . .
                          4.10          Title to Properties . . . . . . . . . . . . . . . . . .
                          4.11          Borrowing Base  . . . . . . . . . . . . . . . . . . . .
                          4.12          ERISA . . . . . . . . . . . . . . . . . . . . . . . . .
                          4.13          Disclosure  . . . . . . . . . . . . . . . . . . . . . .
                          4.14          Environmental Matters . . . . . . . . . . . . . . . . .
                          4.15          No Burdensome Restrictions  . . . . . . . . . . . . . .
                          4.16          Solvency  . . . . . . . . . . . . . . . . . . . . . . .
                          4.17          Intellectual Property . . . . . . . . . . . . . . . . .
                          4.18          Labor Matters . . . . . . . . . . . . . . . . . . . . .
                          4.19          Not an Investment Company . . . . . . . . . . . . . . .


                   V.     COVENANTS       . . . . . . . . . . . . . . . . . . . . . . . . . . .

                          5.1           Affirmative Covenants . . . . . . . . . . . . . . . . .

                                        (a)     Preservation of Corporate
                                                   Existence, Etc.  . . . . . . . . . . . . . .
                                        (b)     Compliance with Laws, Etc.  . . . . . . . . . .
                                        (c)     Maintenance of Properties;
                                                   Insurance  . . . . . . . . . . . . . . . . .
                                        (d)     Reporting Requirements  . . . . . . . . . . . .
                                        (e)     Accounting; Access to
                                                   Records, Books, Etc.   . . . . . . . . . . .
                                        (f)     Further Assurances  . . . . . . . . . . . . . .
                                        (g)     Underwriting Access   . . . . . . . . . . . . .





LOAN AGREEMENT                                 Page ii

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                          5.2           Negative Covenants  . . . . . . . . . . . . . . . . . .

                                        (a)     Minimum EBITDA  . . . . . . . . . . . . . . . .
                                        (b)     Fixed Charge Coverage
                                                  Ratio   . . . . . . . . . . . . . . . . . . .
                                        (c)     Interest Coverage Ratio   . . . . . . . . . . .
                                        (d)     Total Funded Debt to
                                                  EBITDA Ratio  . . . . . . . . . . . . . . . .
                                        (e)     Indebtedness  . . . . . . . . . . . . . . . . .
                                        (f)     Liens   . . . . . . . . . . . . . . . . . . . .
                                        (g)     Merger; Acquisitions; Etc.  . . . . . . . . . .
                                        (h)     Disposition of Assets, Etc.   . . . . . . . . .
                                        (i)     Nature of Business  . . . . . . . . . . . . . .
                                        (j)     Dividends and Other Restricted
                                                  Payments  . . . . . . . . . . . . . . . . . .
                                        (k)     Investments, Loans and
                                                  Advances  . . . . . . . . . . . . . . . . . .
                                        (l)     Transactions with Affiliates  . . . . . . . . .
                                        (m)     Payments and Modifications of
                                                  Subordinated Debt   . . . . . . . . . . . . .
                                        (n)     Negative Pledge Limitation  . . . . . . . . . .
                                        (o)     Inconsistent Agreements   . . . . . . . . . . .
                                        (p)     Accounting Changes  . . . . . . . . . . . . . .


                  VI.     DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                          6.1           Events of Default . . . . . . . . . . . . . . . . . . .
                          6.2           Remedies  . . . . . . . . . . . . . . . . . . . . . . .


                  VII.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                          7.1           Amendments, Etc.  . . . . . . . . . . . . . . . . . . .
                          7.2           Notices . . . . . . . . . . . . . . . . . . . . . . . .
                          7.3           No Waiver By Conduct; Remedies
                                           Cumulative . . . . . . . . . . . . . . . . . . . . .
                          7.4           Reliance on and Survival of
                                           Various Provisions . . . . . . . . . . . . . . . . .
                          7.5           Expenses; Indemnification . . . . . . . . . . . . . . .
                          7.6           Successors and Assigns  . . . . . . . . . . . . . . . .





LOAN AGREEMENT                                Page iii

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                          7.7           Counterparts  . . . . . . . . . . . . . . . . . . . . .
                          7.8           Governing Law . . . . . . . . . . . . . . . . . . . . .
                          7.9           Table of Contents and Headings  . . . . . . . . . . . .
                          7.10          Construction of Certain Provisions  . . . . . . . . . .
                          7.11          Integration and Severability  . . . . . . . . . . . . .
                          7.12          Independence of Covenants . . . . . . . . . . . . . . .
                          7.13          Interest Rate Limitation  . . . . . . . . . . . . . . .
                          7.14          Waiver of Jury Trial  . . . . . . . . . . . . . . . . .



EXHIBITS
--------

                          Exhibit A . . . . . . . . . . . .      Guaranty
                          Exhibit B . . . . . . . . . . . .      Pledge Agreement
                          Exhibit C . . . . . . . . . . . .      Revolving Credit Note
                          Exhibit D . . . . . . . . . . . .      Subordination Agreement
                          Exhibit E . . . . . . . . . . . .      Term Note
                          Exhibit F . . . . . . . . . . . .      Request for Advance
                          Exhibit G . . . . . . . . . . . .      Request for Conversion

SCHEDULES
---------

                          Schedule 2.5  . . . . . . . . . .      Opinion
                          Schedule 4.4  . . . . . . . . . .      Subsidiaries
                          Schedule 4.5  . . . . . . . . . .      Litigation
                          Schedule 4.12 . . . . . . . . . .      Specified Documents
                          Schedule 4.14 . . . . . . . . . .      Environmental Matters
                          Schedule 5.2(e) . . . . . . . . .      Indebtedness
                          Schedule 5.2(f) . . . . . . . . .      Liens
                          Schedule 5.2(k) . . . . . . . . .      Investments, Loans and Advances





LOAN AGREEMENT                                    Page iv

                THIS LOAN AGREEMENT, dated as of September ___ , 1995 (this "Agreement"), is by and among AJK ENTERPRISES, INC., a Michigan corporation (the "Company") and NBD BANK, a Michigan banking corporation (the "Bank").


                                  INTRODUCTION

                The Company desires to obtain a term loan in the aggregate principal amount of $5,000,000 and a reducing revolving credit facility, including letters of credit, in the aggregate principal amount of $15,000,000, in order to acquire 100% of the common stock of the H.W. Kaufman Financial Group, Inc. and to provide funds and other financial accommodations for working capital and acquisitions and for its other general corporate purposes, and the Bank is willing to make such term loan and to establish such a credit facility in favor of the Company on the terms and conditions herein set forth.

                In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I.
                                  DEFINITIONS

                1.1 Certain Definitions. As used herein the following terms shall have the following respective meanings:

                "Advance" shall mean any Loan and any Letter of Credit Advance.

                "Affiliate", when used with respect to any person shall mean any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

                "Applicable Margin" shall mean, with respect to any Eurodollar Rate Loan, Standby Letter of Credit fee and facility fee, the following margin based upon the Total Funded Debt to EBITDA Ratio as adjusted on the first day of each fiscal quarter of the Company based upon such ratio for the four fiscal quarters immediately preceding the fiscal quarter most recently ended; provided, that, the (a) Eurodollar Rate shall not be adjusted pursuant to the applicable Eurodollar Rate margin for any outstanding Eurodollar Rate Loan until after the end of the Eurodollar Interest Period for such Eurodollar Rate Loan, (b) upon and during the continuance of any Event of Default the margin shall be based on Level I and (c) the Applicable Margin shall be based on Level II until the first day of the fiscal quarter commencing October 1, 1996:

                                                                              Section          Section
                                                                              2.3(a)            2.3(b)
                 Total Funded Debt To         Floating         Eurodollar     Facility          Letter of
  Level                 EBITDA                  Rate              Rate             Fee          Credit Fee
----------------------------------------------------------------------------------------------------------

      I       greater than 3.90:1.00           1.50%             3.00%            .30%            1.50%

     II       equal to or less than            1.00%             2.50%            .25%            1.25%
              3.90:1.0 and greater than
              3.0:1.0

     III      equal to or less than            0.75%             2.25%            .25%            1.25%
              3.0:1.0 and greater than
              2.5:1.0

     IV       equal to or less than 2.5        0.50%             2.00%            .225%            1.0%
              to 1:0 and greater than
              2.0:1.0

      V       equal to or less than              0%              1.75%            .225%            1.0%
              2.0:1.0


                "Applicable Lending Office" shall mean, with respect to any Advance made by the Bank or with respect to the Bank's Commitment, the office of the Bank or of any Affiliate of the Bank located at the address specified as the applicable lending office for the Bank set forth in Section 7.2 or any other office or Affiliate of the Bank or of any Affiliate of the Bank hereafter selected and notified to the Company by the Bank.

                "Borrowing" shall mean the aggregation of Advances of the Bank made to the Company, or continuations and conversions of any Loans, made pursuant to Article II on a single date and, in the case of any Loans, for a single Interest Period, which Borrowings may be classified for purposes of this Agreement by reference to the type of Loans or the type of Advance comprising the related Borrowing, e.g., a "Eurodollar Rate Borrowing" is a Borrowing comprised of Eurodollar Rate Loans and a "Letter of Credit Borrowing" is an Advance comprised of a single Letter of Credit.

                "Business Day" shall mean a day other than a Saturday, Sunday or other day on which the Bank is not open to the public for carrying on substantially all of its banking functions in Detroit, Michigan, and in the case of transactions involving transactions in any currency other than Dollars, in London, England.

                "Capital Lease" of any person shall mean any lease which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of such person.





LOAN AGREEMENT                                                       Page 2

                "Capital Stock" shall include capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

                "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

                "Commercial Letter of Credit" shall mean any commercial letter of credit issued by the Bank hereunder.

                "Commitment" shall mean the commitment of the Bank to make Revolving Credit Advances pursuant to Section 2.1, in amounts not exceeding an aggregate principal amount outstanding of (i) $15,000,000 for the period of time from the Effective Date to, but not including, June 30, 1996; (ii) $14,000,000 for the period of time from June 30, 1996 to, but not including, June 30, 1997; (iii) $13,000,000 for the period of time from June 30, 1997 to, but not including, June 30, 1998, and (iv) $12,000,000 thereafter, as such amount may also otherwise be reduced from time to time pursuant to Section 2.2.

                "Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

                "Contingent Liabilities" of any person shall mean, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor, surety, accommodation party, partner or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations (including, without limitation, bankers acceptances) and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

                "Contractual Obligation" shall mean as to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound.

                "Default" shall mean any event or condition described in
Section 6.1 which might become an Event of Default with notice or lapse of time or both.

                "Dollars" and "$" shall mean the lawful money of the United States of America.





LOAN AGREEMENT                                                         Page 3

                "EBIT" shall mean, for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, minus to the extent included in determining such net income, without duplication: (a) the income of any Person (other than a Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has a joint interest or partnership interest, except to the extent of the amount of cash dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (b) the income of any Person (other than any Subsidiary existing as the Effective
Date) accrued prior to the date such Person becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or such Person's assets are acquired by the Company or any of its Subsidiaries,
(c) the proceeds of any insurance policy, net of any losses covered by such insurance proceeds which reduced net income for such period, (d) gains or losses from the sale, exchange, transfer or other disposition of assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects, (e) any extraordinary or non-recurring gains or non-cash losses of the Company or its Subsidiaries, and related tax effects, and (f) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; plus, to the extent deducted in determining such net income, without duplication: (a) Interest Expense, (b) federal, state and local taxes on the income of the Company and its Subsidiaries, including the Michigan single business tax, and (c) transaction costs directly related to the acquisition of the Kaufman Group by the Company.

                "EBITDA" shall mean, for any period, the sum of (a) EBIT for such period plus (b) all amounts deducted in determining such EBIT on account of depreciation and amortization expense, all as determined in accordance with Generally Accepted Accounting Principles.

                "Effective Date" shall mean the effective date specified in the final paragraph of this Agreement.

                "Environmental Laws" at any date shall mean all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards which are applicable to the Company or any Subsidiary promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein, or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

                "ERISA Affiliate" shall mean, with respect to any person, any trade or business (whether or not incorporated) which, together with such person or any Subsidiary of such person,




LOAN AGREEMENT                                                        Page 4
would be treated as a single employer under Section 414 of the Code and the regulations promulgated thereunder.

                "Eurodollar Business Day" shall mean, with respect to any Eurodollar Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits are carried out in the London interbank market.

                "Eurodollar Interest Period" shall mean, with respect to any Eurodollar Rate Loan, the period commencing on the day such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan and ending on the day which is one, two, three or six months thereafter, as the Company may elect under
Section 2.4 or 2.7, and each subsequent period commencing on the last day of the immediately preceding Eurodollar Interest Period and ending on the day which is one, two, three or six months thereafter, as the Company may elect under Section 2.4 or 2.7, provided, however, that (a) any Eurodollar Interest Period which commences on the last Eurodollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month, (b) each Eurodollar Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall end on the next succeeding Eurodollar Business Day or, if such next succeeding Eurodollar Business Day falls in the next succeeding calendar month, on the next preceding Eurodollar Business Day, and (c) no Eurodollar Interest Period which would end after the Maturity Date (or the Termination Date with respect to any Revolving Credit Loans) shall be permitted.

                "Eurodollar Rate" shall mean, with respect to any Eurodollar Rate Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of:

                (a)       the Applicable Margin, plus

                (b) the rate per annum obtained by dividing (i) the per annum rate of interest at which deposits in Dollars for such Eurodollar Interest Period and in an aggregate amount comparable to the amount of such Eurodollar Rate Loan are offered to the Bank by other prime banks in the London interbank market at approximately 11:00 a.m. London time on the second Eurodollar Business Day prior to the first day of such Eurodollar Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that are specified on the first day of such Eurodollar Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;





LOAN AGREEMENT                                                       Page 5
all as conclusively determined by the Bank, absent manifest error, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-ten thousandths of one percent (1/10,000 of 1%).

                "Eurodollar Rate Loan" shall mean any Loan which bears interest at the Eurodollar Rate.

                "Event of Default" shall mean any of the events or conditions described in Section 6.1.

                "Federal Funds Rate" shall mean the per annum rate that is equal to the average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York for such day, or, if such rate is not so published for any day, the average of the quotations for such rates received by the Bank from three federal funds brokers of recognized standing selected by the Bank in its discretion;

all as conclusively determined by the Bank, absent manifest error, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%), which Federal Funds Rate shall change simultaneously with any change in such published or quoted rates.

                "Fixed Charges" shall mean, for any period, the sum, without duplication, of (a) Interest Expense for such period, plus (b) all payments of principal or other sums paid or payable during such period by the Company or any of its Subsidiaries with respect to any Indebtedness, plus (c) all debt discount and expense amortized or required to be amortized during such period the Company or any of its Subsidiaries, plus (d) all obligations of the Company or any of its Subsidiaries in respect of the termination of any interest rate or currency swap, rate cap or similar transaction paid or required to be paid during such period by such person, plus (e) the maximum amount of all rents and other payments (exclusive of property taxes, property and liability insurance premiums and maintenance costs) paid or required to be paid by the Company or any of its Subsidiaries during such period under any Capital Lease or other lease of real or personal property in respect of which the Company or any of its Subsidiaries is obligated as a lessee or user, plus (f) all dividends and other distributions paid or, in the case of any preferred stock, otherwise accumulating during such period on any capital stock of the Company.

                "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of EBITDA for such period to Fixed Charges for such period.

                "Fixed Rate Loans" shall mean Eurodollar Rate Loans and Negotiated Rate Loans.

                "Floating Rate" shall mean the per annum rate equal to the sum of (a) the Applicable Margin plus (b) the greater of (i) the Prime Rate in effect from time to time , and (ii)





LOAN AGREEMENT                                                         Page 6
the sum of six hundred twenty-five one-thousandths of one percent (.625%) per annum plus the Federal Funds Rate in effect from time to time; which Floating Rate shall change simultaneously with any change in such Prime Rate or Federal Funds Rate, as the case may be.

                "Floating Rate Loan" shall mean any Loan which bears interest at the Floating Rate.

                "Generally Accepted Accounting Principles" or "generally accepted accounting principles" shall mean generally accepted accounting principles in effect from time to time applied on a basis consistent with that reflected in the financial statements referred to in Section 4.6.

                "Guaranties" shall mean the guaranties entered into by each of the Guarantors for the benefit of the Bank pursuant to this Agreement in substantially the form of Exhibit A hereto, as amended or modified from time to time.

                "Guarantor" shall mean Alan J. Kaufman and each person otherwise entering into a Guaranty from time to time.

                "Hazardous Materials" includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local government law, ordinance, rule or regulation.

                "Indebtedness" of any person shall mean, as of any date, (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person (to the extent of such Lien if such obligation is not assumed), (d) all obligations of such person for the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business that are not past due, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), except those in the ordinary course of business that are not past due, (f) all liabilities of such person in respect of Unfunded Benefit Liabilities under any Plan of such person or of any ERISA Affiliate, and (g) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination).





LOAN AGREEMENT                                                        Page 7

                "Interest Coverage Ratio" shall mean, for any period, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

                "Interest Expense" shall mean, for any period, the total interest expense of the Company and its Subsidiaries for such period, determined for the Company and its Subsidiaries on a consolidated basis in accordance with Generally Accepted Accounting Principles; provided, however, notwithstanding anything herein to the contrary, Interest Expense for the four fiscal quarters ending December 31, 1995 shall be deemed to be an amount equal to four times the Interest Expense for the fiscal quarter ending December 31, 1995, Interest Expense for the four fiscal quarters ending March 31, 1996 shall be deemed to be an amount equal to two times the Interest Expense for the two fiscal quarters ending March 31, 1996, and Interest Expense for the four fiscal quarters ending June 30, 1996 shall be deemed to be an amount equal to four-thirds times the Interest Expense for the three fiscal quarters ending June 30, 1996.

                "Interest Payment Date" shall mean (a) with respect to any Fixed Rate Loan, the last day of each Interest Period with respect to such Fixed Rate Loan and, in the case of any Interest Period exceeding three months, those days that occur during such Interest Period at intervals of three months after the first day of such Interest Period, and (b) in all other cases, the last Business Day of each month occurring after the date hereof, commencing with the first such Business Day occurring after the date of this Agreement.

                "Interest Period" shall mean any Eurodollar Interest Period or Negotiated Interest Period, as the case may be.

                "Kaufman Affiliate" shall mean any children of Alan J. Kaufman and any trust controlled by Alan J. Kaufman.

                "Kaufman Group" shall mean the H.W. Kaufman Financial Group, Inc., a Michigan corporation.

                "Letter of Credit" shall mean a standby or commercial letter of credit having a stated expiry date or a date upon which the draft must be reimbursed not later than twelve months after the date of issuance and not later than the fifth Business Day before the Termination Date issued by the Bank for the account of the Company under an application and related documentation acceptable to the Bank requiring, among other things, immediate reimbursement by the Company to the Bank in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the Bank relative thereto.

                "Letter of Credit Advance" shall mean any issuance of a Letter of Credit under Section 2.4 made pursuant to Section 2.1.

                "Letter of Credit Documents" shall have the meaning ascribed thereto in Section 3.3(b).





LOAN AGREEMENT                                                     Page 8

                "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, or any other type of lien, charge, encumbrance or other similar claim or right.

                "Loan" shall mean any Revolving Credit Loan and the Term Loan. Any such Loan or portion thereof may also be denominated as a Floating Rate Loan, Negotiated Rate Loan or a Eurodollar Rate Loan and such Loans are referred to herein as "types" of Loans.

                "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Security Documents and all agreements, instruments and documents executed pursuant thereto at any time.

                "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries on a consolidated basis, (b) the ability of the Company or any Guarantor to perform its obligations under any Loan Document, or (c) the validity or enforceability of any Loan Document or the rights or remedies of the Bank under any Loan Document.

                "Maturity Date" shall mean with respect to the Term Loan, the fifth anniversary of the date such Term Loan is made, which in any event shall be no later than August 31, 2000.

                "Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

                "Negotiated Rate" shall mean, with respect to any Negotiated Rate Loan, the rate per annum, if any, agreed upon between the Company and the Bank at the time such Negotiated Rate Loan is to be made.

                "Negotiated Interest Period" shall mean, with respect to a Negotiated Rate Loan, the period commencing on the day such Negotiated Rate Loan is made or converted to a Negotiated Rate Loan and ending on any date agreed upon between the Company and the Bank at the time such Negotiated Rate Loan is made, and each subsequent period commencing on the last day of the immediately preceding Negotiated Interest Period and ending on the date agreed upon between the Company and the Bank at the time such Negotiated Rate Loan is elected to be continued as a Negotiated Rate Loan, provided, however, that no Negotiated Interest Period which would end after the Termination Date shall be permitted.

                "Negotiated Rate Loan" shall mean any Loan bearing interest at the Negotiated Rate.

                "Note" shall mean any Revolving Credit Note or any Term Note.

                "Overdue Rate" shall mean (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, (b) in respect of principal of Eurodollar Rate Loans, a rate per annum that is equal to the sum of





LOAN AGREEMENT                                                         Page 9
three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then current Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, and (c) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

                "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                "Permitted Liens" shall mean Liens permitted by Section 5.2(f) hereof.

                "Person" or "person" shall include an individual, a corporation, an association, a limited liability company, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

                "Plan" shall mean, with respect to any person, any pension plan (including a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such person, any Subsidiary of such person or any ERISA Affiliate, or by any other person if such person, any Subsidiary of such person or any ERISA Affiliate could have liability with respect to such pension plan.

                "Pledge Agreement" shall mean the pledge agreement entered into by the Guarantor for the benefit of the Bank pursuant to this Agreement in substantially the form of Exhibit B hereto, as amended or modified from time to time.

                "Prime Rate" shall mean the per annum rate announced by the Bank from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Bank to any of its customers); which Prime Rate shall change simultaneously with any change in such announced rate.

                "Prohibited Transaction" shall mean any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

                "Purchase Agreements" shall have the meaning ascribed thereto in Section 2.5(j).

                "Reportable Event" shall mean a reportable event as described in Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated the PBGC under ERISA.

                "Requirement of Law" shall mean as to any person, the certificate of incorporation and by-laws or other organizational or governing documents of such person, and any law, treaty,





LOAN AGREEMENT                                                         Page 10
rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such person or any of its property to which such person or any of its property is subject.

                "Revolving Credit Advance" shall mean any Revolving Credit Loan and any Letter of Credit Advance.

                "Revolving Credit Loan" shall mean any borrowing under Section
2.4 evidenced by the Revolving Credit Note and made pursuant to Section 2.1.

                "Revolving Credit Note" shall mean any promissory note of the Company evidencing the Revolving Credit Loans, in substantially the form annexed hereto as Exhibit C, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

                "Security Documents" shall mean, collectively, the Pledge Agreement, each Guaranty, each Subordination Agreement and all other related agreements and documents, including financing statements and similar documents, delivered pursuant to this Agreement or otherwise entered into by any person to secure the Advances.

                "Significant Subsidiary" shall mean each Subsidiary of the Company which, at the time of determination, satisfies either of the following two conditions: (a) the total assets owned by such Subsidiary equals or exceeds an amount equal to 5% of the Consolidated Tangible Net Worth of the Company and its Subsidiaries, as determined in accordance with Generally Accepted Accounting Principles, or (b) meets the definition of a "significant subsidiary" contained as of the date hereof in Rule 1-02(v) of Regulation S-X promulgated by Securities and Exchange Commission.

                "Solvent" when used with respect to any person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the business and the assets of such person will, as of such date, exceed the amount of all "liabilities of such person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its debts as such debts become absolute and matured, (c) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy



LOAN AGREEMENT                                                       Page 11
is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                "Standby Letter of Credit" shall mean any standby letter of credit issued by the Bank hereunder.

                "Subordinated Creditor" shall mean Lillian Kaufman and each other creditor of the Company which is a holder of Subordinated Debt.

                "Subordination Agreement" shall mean the Subordination Agreement in the form of Exhibit D hereto as amended or modified from time to time, and any other agreement of any other Subordinated Creditor of the Company, in form and substance satisfactory to the Bank.

                "Subordinated Debt" shall mean, as of any date, that Indebtedness of the Company for borrowed money which is expressly subordinate and junior in right and priority of payment to the Advances and other Indebtedness of the Company to the Bank and subject to such other terms and conditions, including maturities, covenants and defaults, satisfactory to the Bank, all in manner and by written agreement satisfactory in form and substance to the Bank.

                "Subsidiary" of any person shall mean any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" shall mean a Subsidiary of the Company.

                "Term Loan" shall mean any borrowing under Section 2.4 evidenced by the Term Note and made pursuant to Section 2.1.

                "Term Note" shall mean any promissory note of the Company evidencing the Term Loan, in substantially the form annexed hereto as Exhibit E, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

                "Termination Date" shall mean the earlier to occur of (a) August 31, 2000 and (b) the date on which the Commitment shall be terminated pursuant to Section 2.2 or 6.2.

                "Total Funded Debt" shall mean, as of any date, the consolidated Indebtedness of the Company and its Subsidiaries which by its terms has a final maturity, duration or payment date more than one year from the date such Indebtedness was originally incurred or otherwise created (including any such Indebtedness having a final maturity, duration or payment date within





LOAN AGREEMENT                                                      Page 12
one year from such date it was incurred or otherwise created pursuant to the terms of any revolving credit or similar agreement or otherwise, which may be renewed or extended for more than one year from such date, whether or not theretofore renewed or extended) and it shall also include, regardless of whether or not it would otherwise be included hereunder, all Indebtedness for borrowed money of Royal Premium Budget, Inc. and all Revolving Credit Advances.

                "Total Funded Debt to EBITDA Ratio" shall mean, for any period, the ratio of Total Funded Debt of the Company as of the last day of such period to the EBITDA of the Company for such period.

                "Unfunded Benefit Liabilities" shall mean, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

                1.2 Other Definitions; Rules of Construction. As used herein, the terms "Bank", "Company" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with Generally Accepted Accounting Principles unless such principles are inconsistent with the express requirements of this Agreement; provided that, if the Company notifies the Bank that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in Generally Accepted Accounting Principles in the operation of such covenant (or if the Bank notifies the Company that the Bank wishes to amend Article V for such purpose), then the Company's compliance with such covenant shall be determined on the basis of Generally Accepted Accounting Principles in effect immediately before the relevant change in Generally Accepted Accounting Principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Bank. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.


                                  ARTICLE II.
                        THE COMMITMENT AND THE ADVANCES

                2.1       Commitment of the Bank.

                          (a)       Revolving Credit Advances.  The Bank
agrees, subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Company pursuant to Section 2.4 and Section 3.3 and to issue Letter of Credit Advances to the Company pursuant to Section 2.4, from time to time from and including the Effective Date to but excluding the





LOAN AGREEMENT                                                         Page 13

Termination Date, not to exceed in aggregate principal amount at any time outstanding the amount of the Commitment, provided that the aggregate principal amount of Letter of Credit Advances outstanding at any time shall not exceed $1,500,000.

                          (b)       Term Loan.  The Company shall borrow, and
the Bank agrees to lend, subject to the terms and conditions of this Agreement, a single Term Loan to the Company on or within three (3) days after the Effective Date in an amount equal to $5,000,000.

                2.2 Termination and Reduction of Commitment. (a) The Company shall have the right to terminate or reduce the Commitment at any time and from time to time at its option, provided that (i) the Company shall give notice of such termination or reduction to the Bank specifying the amount and effective date thereof, (ii) each partial reduction of the Commitment shall be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000,
(iii) no such termination or reduction shall be permitted with respect to any portion of the Commitment as to which a request for a Revolving Credit Advance pursuant to Section 2.4 is then pending and (iv) the Commitment may not be terminated if any Revolving Credit Advances are then outstanding and may not be reduced below the principal amount of Revolving Credit Advances then outstanding. The Commitment or any portion thereof terminated or reduced pursuant to this Section 2.2, whether optional or mandatory, may not be reinstated.

                          (b)       For purposes of this Agreement, a Letter of
Credit Advance (i) shall be deemed outstanding in an amount equal to the sum of the maximum amount available to be drawn under the related Letter of Credit on or after the date of determination and on or before the stated expiry date thereof plus the amount of any draws under such Letter of Credit that have not been reimbursed as provided in Section 3.3 and (ii) shall be deemed outstanding at all times on and before such stated expiry date or such earlier date on which all amounts available to be drawn under such Letter of Credit have been fully drawn, and thereafter until all related reimbursement obligations have been paid pursuant to Section 3.3. As provided in Section 3.3, upon each payment made by the Bank in respect of any draft or other demand for payment under any Letter of Credit, the amount of any Letter of Credit Advance outstanding immediately prior to such payment shall be automatically reduced by the amount of each Revolving Credit Loan deemed advanced in respect of the related reimbursement obligation of the Company.

                2.3 Fees. (a) The Company agrees to pay to the Bank a facility fee on the daily average amount of the Commitment, used or unused, for the period from the Effective Date to but excluding the Termination Date, at a per annum rate equal to the Applicable Margin. Accrued facility fees shall be payable quarterly in arrears on the last Business Day of each August, November, February and May, commencing on the first such Business Day occurring after the Effective Date, and on the Termination Date.

                          (b)       The Company agrees to pay to a fee to the
Bank, at a per annum rate equal to the Applicable Margin, on the maximum amount available to be drawn from time to time under such Standby Letters of Credit for the period from and including the date of





LOAN AGREEMENT                                                       Page 14
issuance of such Standby Letter of Credit to and including the stated expiry date of such Standby Letter of Credit, with respect to Commercial Letters of Credit a fee to the Bank to be negotiated at the time of issuance between the Bank and the Company, which fee shall be paid at each time as any commercial letter of credit is presented and drawn upon in whole or in part. Such fees are nonrefundable and the Company shall not be entitled to any rebate of any portion thereof if such Standby Letter of Credit does not remain outstanding through its stated expiry date or for any other reason. The Company further agrees to pay to the Bank, on demand, such other customary administrative fees, charges and expenses of the Bank in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Standby Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued, and the Bank agrees to provide a schedule of such charges from time to time upon the request of the Company.

                          (c)       The Company agrees to pay to the Bank on
the fifth anniversary of the Effective Date (the "Fifth Anniversary Date") a fee equal to the difference of one percent (1%) of 5.2 times the Final EBITDA less the Associated Debt on the Fifth Anniversary Date less one percent (1%) of $28,212,560 (the original purchase price) less the Associated Debt on the Effective Date.

                As used above, the following terms shall have the following meanings:

                "Final EBITDA" shall mean the higher of (i) EBITDA for the four fiscal quarters most recently ended as of the Fifth Anniversary Date or (ii) the annual average of EBITDA for each of three most recently ended fiscal years prior to the Fifth Anniversary Date.

                "Associated Debt" shall mean $18,522,000 with respect to such amount as of the Effective Date, and shall mean, as of the Fifth Anniversary Date, the daily average of the amount of the Revolving Credit Advances for the one year period prior to the Fifth Anniversary Date, the amount of the Term Loan as of the Fifth Anniversary Date and the amount of the Subordinated Debt as of the Fifth Anniversary Date.

                Notwithstanding the above, (i) in the event that Alan J. Kaufman and Kaufman Affiliates retain at least a majority ownership and control of the Company on the Fifth Anniversary Date the above fee shall not exceed $250,000, and (ii) if the Commitments are terminated prior to the Fifth Anniversary Date by the Company for any reason or by the Bank due to Event of Default the Company shall pay a fee to the Bank under this Section 2.3(c) in an amount equal to $250,000 on the date the Commitments are terminated.





LOAN AGREEMENT                                                        Page 15

                          (d)       The Company agrees to pay to the Bank a
closing fee in the amount of $75,000 on the Effective Date.

                2.4 Disbursement of Advances. (a) The Company shall give the Bank notice of its request for each Advance in substantially the form of Exhibit F hereto not later than 10:00 a.m. Detroit time (i) three Eurodollar Business Days prior to the date such Advance is requested to be made if such Advance is to be made as a Eurodollar Rate Loan, (ii) five Business Days prior to the date any Letter of Credit Advance is requested to be made, and (iii) one Business Day prior to the date such Advance is requested to be made in all other cases, which notice shall specify whether a Eurodollar Rate Loan, Negotiated Rate Loan, Floating Rate Loan or a Letter of Credit Advance is requested and, in the case of each requested Eurodollar Rate Loan or Negotiated Rate Loan, the Interest Period to be initially applicable to such Loan and, in the case of each Letter of Credit Advance, such information as may be necessary for the issuance thereof by the Bank. Subject to the terms and conditions of this Agreement, the proceeds of each such requested Loan shall be made available to the Company by depositing the proceeds thereof in immediately available funds, in an account maintained and designated by the Company at the principal office of the Bank. Subject to the terms and conditions of this Agreement, the Bank shall, on the date any Letter of Credit Advance is requested to be made, issue the related Letter of Credit for the account of the Company. Notwithstanding anything herein to the contrary, the Bank may decline to issue any requested Letter of Credit on the basis that the beneficiary, the purpose of issuance or the terms or the conditions of drawing are contrary to a policy of the Bank.

                          (b)       All Revolving Credit Loans made under this
Section 2.4 shall be evidenced by the Revolving Credit Note and the Term Loan made under this Section 2.4 shall be evidenced by the Term Note, and all such Loans shall be due and payable and bear interest as provided in Article III. The Bank is hereby authorized by the Company to record on the schedule attached to the Note, or in its books and records, the date, amount and type of each Loan and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, provided, however, that failure of the Bank to record, or any error in recording, any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of the Loans, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Note and this Agreement. Subject to the terms and conditions of this Agreement, the Company may borrow Revolving Credit Loans under this Section 2.4 and under Section 3.3, prepay Revolving Credit Loans pursuant to Section 3.1 and reborrow Revolving Credit Loans but not Term Loans under this Section 2.4 and under Section 3.3.

                2.5 Conditions for First Disbursement. The obligation of the Bank to make the first Advance hereunder is subject to receipt by the Bank of the following documents and completion of the following matters, in form and substance reasonably satisfactory to the Bank:





LOAN AGREEMENT                                                      Page 16

                          (a)       Charter Documents.  Certificates of recent
date of the appropriate authority or official of the Company's state of incorporation (listing all charter documents of the Company on file in that office if such listing is available) and certifying as to the good standing and corporate existence of the Company together with copies of such charter documents of the Company certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

                          (b)       By-Laws and Corporate Authorizations.
Copies of the by-laws of the Company together with all authorizing resolutions and evidence of other corporate action taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement, the Note and the Security Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

                          (c)       Incumbency Certificate.  Certificates of
incumbency of the Company containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company in connection with this Agreement, the Note and the Security Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

                          (d)       Note.  The Revolving Credit Note and the
Term Note duly executed on behalf of the Company for the Bank;

                          (e)       Security Documents.  (i) The Pledge duly
executed on behalf of the Guarantor, together with the originals of all stock certificates representing 100% of the Capital Stock of the Company and with assignments separate from certificate for each such stock certificate in form acceptable to the Bank;

                                    (ii)      the Guaranty duly executed on
behalf of the Guarantor; and

                                    (iii)     the Subordination Agreement duly
executed on behalf of the Company and the Subordinated Creditor, together with a copy of the original promissory note and other instruments evidencing the Subordinated Debt;

                          (f)       Legal Opinions.  The favorable written
opinion of Honigman Miller Schwartz and Cohn counsel for the Company and the Guarantor in the form attached hereto as Schedule 2.5(f) and of counsel for the Subordinated Creditor in a form reasonably satisfactory to the Bank;

                          (g)       Consents, Approvals, Etc.  Copies of all
governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any,





LOAN AGREEMENT                                                       Page 17
required on the part of the Company or any Guarantor in connection with the execution, delivery and performance of this Agreement, the Note, the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Note or any of the Security Documents, certified as true and correct and in full force and effect as of the Effective Date by a duly authorized officer of the Company, or, if none are required, a certificate of such officer to that effect;

                          (h)       Fees.  The closing fee described in Section
2.3(d), respectively;

                          (i)       Financial Statements, Etc.  The pro forma
balance sheet of the Company after giving effect to the transactions contemplated by the Purchase Agreements, certified as true and correct and prepared in accordance with generally accepted accounting principles by the chief financial officer of the Company, and projections of the Company;

                          (j)       Purchase Agreements.  Certified copies of
all purchase agreements and other agreements and documents executed or delivered or to be executed and delivered in connection with the acquisition by the Company of the Kaufman Group (all such purchase agreements and other agreements and documents collectively referred to as the "Purchase Agreements");

                          (k)       Acquisition.  Evidence satisfactory to the
Bank that (i) all transactions pursuant to the Purchase Agreements, but for the initial Advance under this Agreement, have been completed in accordance with the Purchase Agreements, the pro forma financial statements delivered to the Bank pursuant to Section 2.5(i) and all laws and regulations.

                          (l)       Liens. Evidence satisfactory to the Bank
that all assets of the Company, the Kaufman Group, and its Subsidiaries are free and clear of any Lien except those permitted under this Agreement; and

                          (m)       Miscellaneous.  Such other documents, and
completion of such other matters (including without limitation any due diligence), as the Bank may reasonably request.

                2.6 Further Conditions for Disbursement. The obligation of the Bank to make any Advance (including the first Advance), or any continuation or conversion under Section 2.7 is further subject to the satisfaction of the following conditions precedent:

                          (a)       The representations and warranties
contained in Article IV hereof and in the Security Documents shall be true and correct on and as of the date such Advance is made (both before and after such Advance is made) as if such representations and warranties were made on and as of such date;





LOAN AGREEMENT                                                         Page 18

                          (b)       No Default or Event of Default shall exist
or shall have occurred and be continuing on the date such Advance is made (whether before or after such Advance is made); and

                          (c)       In the case of any Letter of Credit
Advance, the Company shall have delivered to the Bank an application for the related Letter of Credit and other related documentation requested by and acceptable to the Bank appropriately completed and duly executed on behalf of the Company.

The Company shall be deemed to have made a representation and warranty to the Bank at the time of the making of, and the continuation or conversion of, each Advance to the effects set forth in clauses (a) and (b) of this Section 2.6. For purposes of this Section 2.6 the representations and warranties contained in Section 4.6 hereof shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 5.1(d)(ii) and (iii).

                2.7 Subsequent Elections as to Loans. The Company may elect (a) to continue a Fixed Rate Loan of one type, or a portion thereof, as a Fixed Rate Loan of the then existing type or (b), may elect to convert a Fixed Rate Loan of one type, or a portion thereof, to a Loan of another type or (c) elect to convert a Floating Rate Loan, or a portion thereof, to a Fixed Rate Loan, in each case by giving notice thereof to the Bank in substantially the form of Exhibit G hereto not later than 10:00 a.m. Detroit time three Eurodollar Business Days prior to the date any such continuation of or conversion to a Eurodollar Rate Loan is to be effective and not later than 10:00 a.m. Detroit time on one Business Day prior to the date such continuation or conversion is to be effective in any other case, provided that an outstanding Fixed Rate Loan may only be converted on the last day of the then current Interest Period with respect to such Loan, and provided, further, if a continuation of a Loan as, or a conversion of a Loan to a Fixed Rate Loan is requested, such notice shall also specify the Interest Period to be applicable thereto upon such continuation or conversion. If the Company shall not timely deliver such a notice with respect to any outstanding Fixed Rate Loan, the Company shall be deemed to have elected to convert such Fixed Rate Loan to a Floating Rate Loan on the last day of the then current Interest Period with respect to such Loan.

                2.8       Limitation of Requests and Elections.
Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurodollar Rate Loan pursuant to Section 2.4, or a request for a continuation of a Eurodollar Rate Loan as a Eurodollar Rate Loan of the then existing type, or a request for a conversion of a Floating Rate Loan or a Negotiated Rate Loan to a Eurodollar Rate Loan pursuant to Section 2.7, (a) in the case of any Eurodollar Rate Loan, deposits in Dollars for periods comparable to the Interest Period elected by the Company are not available to the Bank in the London interbank market, (b) the Eurodollar Rate will not adequately and fairly reflect the cost to the Bank of making, funding or maintaining the related Eurodollar Rate Loan, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty or other international





LOAN AGREEMENT                                                       Page 19
agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for, or shall limit or impair the ability of, (i) the Bank to make or fund the relevant Loan or to continue such Loan as a Loan of the then existing type or to convert a Loan to such a Loan or (ii) the Company to make or the Bank to receive any payment under this Agreement at the place specified for payment hereunder or to freely convert any amount paid into Dollars at market rates of exchange or to transfer any amount paid or so converted to the address of its principal office specified in Section 7.2, then the Company shall not be entitled, so long as such circumstances continue, to request a Loan of the affected type pursuant to Section 2.4 or a continuation of or conversion to a Loan of the affected type pursuant to Section 2.7. In the event that such circumstances no longer exist, the Bank shall again consider requests for Loans of the affected type pursuant to Section 2.4, and requests for continuations of and conversions to Loans of the affected type pursuant to Section 2.7.

                Notwithstanding any other provision of this Agreement to the contrary and in order to give effect to the provisions of Section 3.1(a)(ii), the Company shall make requests for Eurodollar Rate Loans or Negotiated Rate Loans pursuant to Section 2.4, and requests for continuations of and conversions to Eurodollar Rate Loans or Negotiated Rate Loans pursuant to
Section 2.7, such that, on each date that any scheduled principal payment is due with respect to the Term Loan pursuant to Section 3.1(a), either Floating Rate Loans, Negotiated Rate Loans or Eurodollar Rate Loans having an Interest Period ending on such date, or any combination thereof, are outstanding on such date in an aggregate outstanding principal amount not less than the amount of such principal payment.

                2.9 Minimum Amounts; Etc. Except for (a) Advances which exhaust the entire remaining amount of the Commitment, and (b) payments required pursuant to Section 3.1(c) or Section 3.8, each Floating Rate Loan and each continuation or conversion pursuant to Section 2.7 and each prepayment thereof shall be in a minimum amount of $50,000 and in an integral multiple of $50,000, each Fixed Rate Loan shall be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000.


                                  ARTICLE III.
                      PAYMENTS AND PREPAYMENTS OF ADVANCES

                3.1       Principal Payments and Prepayments.

                          (a)       Unless earlier payment is required under
this Agreement (i) the Company shall pay to the Bank on the Termination Date the entire outstanding principal amount of the Revolving Credit Loans and (ii) the Company shall pay to the Bank the outstanding

LOAN AGREEMENT                                                         Page 20
principal amount of the Term Loan in twenty (20) equal quarterly installments in the amount of $250,000 payable on the last Business Day of each August, November, February and May commencing on the last Business Day of November, 1995, to and including the Maturity Date, when the entire outstanding principal amount of the Term Loan shall be due and payable.

                          (b)       The Company may at any time and from time
to time prepay all or a portion of the Loans, without premium or penalty, provided that (i) the Company may not prepay any portion of any Loan as to which an election for a continuation of or a conversion to a Eurodollar Rate Loan is pending pursuant to Section 2.4, (ii) unless earlier payment is required under this Agreement, any Eurodollar Rate Loan may only be prepaid on the last day of the then current Eurodollar Interest Period with respect to such Loan, and (iii) any prepayment of a Negotiated Rate Loan shall be subject to the prepayment premium described in Section 3.9(b). Upon the giving of such notice, the aggregate principal amount of such Loan or portion thereof so specified in such notice, together with such accrued interest and other amounts, shall become due and payable on the specified prepayment date.

                          (c)       If at any time the aggregate outstanding
principal amount of the Revolving Credit Advances shall exceed the aggregate Commitment, the Company shall forthwith pay to the Bank, without demand, an amount not less than the amount of such excess for application to the outstanding principal amount of the Loans, provided that if any such prepayment would be in excess of the outstanding amount of the Loans, the Company shall deliver cash collateral to the Bank to secure the outstanding Letters of Credit in the amount of such excess which is greater than the outstanding Loans and the Company hereby grants to the Bank a first priority lien and security interest in such collateral, and all such cash collateral shall be under the sole and exclusive control of the Bank.

                          (d)       All prepayments of the Term Loan, whether
optional or mandatory, shall be applied to installments of principal of the Term Loan in the inverse order of their maturities and no partial prepayment of the Term Loan shall reduce the amount or defer the date of the scheduled installments of principal required to be paid thereon.

                3.2 Interest Payments. The Company shall pay interest to the Bank on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

                          (a)       During such periods that such Loan is a
Floating Rate Loan, the Floating Rate.

                          (b)       During such periods that such Loan is a
Eurodollar Rate Loan, the Eurodollar Rate applicable to such Loan for each related Eurodollar Interest Period.





LOAN AGREEMENT                                                        Page 21

                          (c)       During such periods that such Loan is a
Negotiated Rate Loan, the Negotiated Rate applicable to such Loan for each related Negotiated Interest Period.

Notwithstanding the foregoing paragraphs (a), (b) and (c), the Company shall pay interest on demand by the Bank at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) at any time on or after an Event of Default if required in writing by the Bank.

                3.3 Letter of Credit Reimbursement Payments. (a)(i) The Company agrees to pay to the Bank, on the day on which the Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Bank relative thereto. Unless the Company shall have made such payment to the Bank on such day, upon each such payment by the Bank, the Bank shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to satisfy its reimbursement obligation by, a Revolving Credit Loan bearing interest at the Floating Rate for the account of the Bank in an amount equal to the amount so paid by the Bank in respect of such draft or other demand under such Letter of Credit. Such Revolving Credit Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in Article II hereof and, to the extent of the Revolving Credit Loan so disbursed, the reimbursement obligation of the Company under this Section 3.3 shall be deemed satisfied; provided, however, that nothing in this Section 3.3 shall be deemed to constitute a waiver of any Default or Event of Default caused by the failure to the conditions for disbursement or otherwise.

                                    (ii)      If, for any reason (including
without limitation as a result of the occurrence of an Event of Default with respect to the Company pursuant to Section 6.1(h)), Floating Rate Loans may not be made by the Bank as described in Section 3.3(a)(i), then the Company agrees that each reimbursement amount not paid pursuant to the first sentence of
Section 3.3(a)(i) shall bear interest, payable on demand by the Bank, at the interest rate then applicable to Floating Rate Loans.

                          (b)       The reimbursement obligation of the Company
under this Section 3.3 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all obligations of the Company to the Bank hereunder shall have been satisfied, and such obligations of the Company shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Company:

                                    (i)       Any lack of validity or
enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");





LOAN AGREEMENT                                                        Page 22

                                    (ii)      Any amendment, modification,
waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

                                    (iii)     The existence of any claim,
setoff, defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                                    (iv)      Any draft or other statement or
document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                                    (v)       Payment by the Bank to the
beneficiary under any Letter of Credit against presentation of a document which does not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                                    (vi)      Any failure, omission, delay or
lack on the part of the Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Bank or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Bank or any such party;

                                    (vii)     Any other event or circumstance
that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Company from the performance or observance of any obligation, covenant or agreement contained in this Section 3.3.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company against the Bank. Nothing in this Section 3.3 shall limit the liability, if any, of the Bank to the Company pursuant to Section 7.5.

                3.4 Payment Method. (a) All payments to be made by the Company hereunder will be made to the Bank in Dollars and in immediately available, freely transferable, cleared funds not later than 1:00 p.m. at the principal office of the Bank specified in Section 7.2. Payments received after 1:00 p.m. at the place for payment shall be deemed to be payments made prior to 1:00 p.m. at the place for payment on the next succeeding Business Day. The Company hereby authorizes the Bank to charge its account with the Bank in order to cause timely payment





LOAN AGREEMENT                                                         Page 23
of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

                          (b)       At the time of making each such payment,
the Company shall, subject to the other terms and conditions of this Agreement, specify to the Bank that Loan or other obligation of the Company hereunder to which such payment is to be applied. In the event that the Company fails to so specify the relevant obligation or if an Event of Default shall have occurred and be continuing, the Bank may apply such payments as it may determine in its sole discretion.

                3.5 No Setoff or Deduction. All payments of principal of and interest on the Loans and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority, except for any such tax imposed on the net income of the Bank by the jurisdiction under the laws of which the Bank is organized or by the jurisdiction of the Bank's Applicable Lending Office.
If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed, the Company will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loans and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, the Company will furnish to the Bank certified copies of all tax receipts evidencing the payment of such amounts within 45 days after the date any such payment is due pursuant to applicable law. If the Company is required to pay any additional amounts to or for the account of the Bank under this Section 3.5, the Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of the Bank, is not otherwise disadvantageous to the Bank.

                3.6 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days (or 365 or 366 days, as the case may be, when determining the Floating Rate) for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

                3.7 Additional Costs. (a) In the event that any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in





LOAN AGREEMENT                                                         Page 24
effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to the Bank of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of the Bank, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which the Bank has its principal office), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or
(iii) shall impose any other condition with respect to this Agreement, or any of the Commitment, the Notes or the Loans or any Letter of Credit, and the result of any of the foregoing is to increase the cost to the Bank of making, funding or maintaining any Eurodollar Rate Loan or any Letter of Credit or to reduce the amount of any sum receivable by the Bank thereon, then the Company shall pay to the Bank, from time to time, upon request by the Bank additional amounts sufficient to compensate the Bank for such increased cost or reduced sum receivable to the extent, in the case of any Eurodollar Rate Loan, the Bank is not compensated therefor in the computation of the interest rate applicable to such Eurodollar Rate Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

                          (b)       In the event that any applicable law,
treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations hereunder and such increase has the effect of reducing the rate of return on the Bank's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which the Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then the Company shall pay to the Bank from time to time, upon request by the Bank additional amounts sufficient to compensate such Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which the Bank reasonably determines to be allocable to the existence of the Bank's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by such Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. The Bank may, at its option, specify that such amounts be paid by way of an increase in the facility fees payable by the Company pursuant to Section 2.3(a).





LOAN AGREEMENT                                                        Page 25

                          (c)       The Bank agrees that all costs and expenses
under Sections 3.7(a) and (b) shall not be requested if they are not requested of other borrowers similar to the Company, provided that the Bank's determination of similar borrowers shall be conclusive and binding absent manifest error, and shall only be charged when actually incurred by the Bank.

                3.8 Illegality and Impossibility. In the event that any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Bank to maintain any Loan under this Agreement, the Company shall upon receipt of notice thereof from the Bank, repay in full the then outstanding principal amount of each Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to the Bank under Section 3.9, (a) on the last day of the then current Interest Period applicable to such Loan if the Bank may lawfully continue to maintain such Loan to such day, or (b) immediately if the Bank may not continue to maintain such Loan to such day.

                3.9 Indemnification. (a) If the Company makes any payment of principal with respect to any Eurodollar Rate Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Section 3.1(c), Section 3.8, Section 6.2 or otherwise), or if the Company fails to borrow any Eurodollar Rate Loan after notice has been given to the Bank in accordance with Section 2.4, the Company shall reimburse the Bank on demand for any resulting loss or expense incurred by the Bank in connection with such payment, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not the Bank shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to the Bank under this Section 3.9(a) shall be made as though the Bank shall have actually funded or committed to fund the relevant Eurodollar Rate Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan in the relevant market and having a maturity comparable to the related Eurodollar Interest Period and, through the transfer of such deposit to a domestic office of the Bank in the United States; provided, however, that the Bank may fund any Eurodollar Rate Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 3.9.

                (b) If the Company makes any payment of principal with respect to any Negotiated Rate Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Section 3.1(c)or
Section 6.2 or otherwise), or if the Company fails to borrow any Negotiated Rate Loan after notice has been given to the Bank in accordance with Section 2.4, the Company shall pay to the Bank a prepayment premium on the principal amount





LOAN AGREEMENT                                                      Page 26
prepaid, computed for the period from the date of prepayment to the scheduled maturity thereof at a per annum rate equal to amount by which the interest rate on the Negotiated Rate Loan exceeds the yield, as of the date of prepayment, on United States treasury bills, notes or bonds, selected by the Bank in its discretion, having a maturity comparable to the scheduled maturity of the principal amount prepaid, plus one half of one percent (1/2%) per anum. The Company agrees that amounts payable pursuant hereto are a reasonable pre-estimate of loss and not a penalty.

                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

                The Company represents and warrants to the Bank that:

                4.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law, except where the failure to so qualify would not have a Material Adverse Effect. The Company has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement, the Notes and the Security Documents to which it is a party and to engage in the transactions contemplated by this Agreement.

                4.2 Corporate Authority. The execution, delivery and performance by the Company of this Agreement, the Notes and the Security Documents to which it is a party have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or any of its property may be bound or affected and will not result in the imposition of any Lien on any of their property or of any of their Subsidiaries except for Permitted Liens.

                4.3 Binding Effect. This Agreement is, and the Notes and the Security Documents to which the Company or any Guarantor is a party when delivered hereunder will be, legal, valid and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor in accordance with their respective terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally.

                4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership of each Subsidiary of the Company. Each such Subsidiary and each corporation becoming a Subsidiary of the Company after the date hereof is





LOAN AGREEMENT                                                       Page 27
and will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is and will be duly qualified to do business in each additional jurisdiction where such qualification is or may be necessary under applicable law, except where the failure to so qualify would not have a Material Adverse Effect. Each Subsidiary of the Company has and will have all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock of each class of each Subsidiary of the Company have been and will be validly issued and are and will be fully paid and nonassessable and, except as otherwise indicated in Schedule 4.4 hereto or disclosed in writing to the Bank from time to time, are and will be owned, beneficially and of record, by the Company or another Subsidiary of the Company free and clear of any Liens.

                4.5 Litigation. Except as set forth in Schedule 4.5 hereto, there is no action, suit or proceeding pending or, to the best of the Company's and the Guarantors' knowledge, threatened against or affecting the Company or any of its Subsidiaries or any Guarantor before or by any court, governmental authority or arbitrator, which if adversely decided might have a Material Adverse Effect and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

                4.6 Financial Condition. The consolidated balance sheet of Kaufman Group and its Subsidiaries and the consolidated statements of income and cash flows of Kaufman Group and its Subsidiaries for the fiscal year ended December 31, 1994 and reported on by BDO Seidman, independent certified public accountants, and the interim consolidated balance sheet and interim consolidated statements of income and cash flows of Kaufman Group and its Subsidiaries, as of or for the six-month period ended on June 30, 1995, copies of which have been furnished to the Bank, fairly present, and the financial statements of Kaufman Group and its Subsidiaries delivered pursuant to Section 5.1(d) will fairly present, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with Generally Accepted Accounting Principles consistently applied (subject, in the case of said interim statements, to year-end audit adjustments). There has been no event or development which has had or could reasonably be expected to have a Material Adverse Effect since June 30, 1995. There is no material Contingent Liability of Kaufman Group or the Company or any of their Subsidiaries that is not reflected in such financial statements or in the notes thereto.

                4.7 Use of Advances. The Company will use the proceeds of the Advances to acquire 100% of the common stock of the Kaufman Group, for the Company's other acquisitions, and for its general corporate purposes. The Company does not extend or maintain, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such





LOAN AGREEMENT                                                      Page 28
margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of each Advance, such margin stock will not constitute more than 25% of the value of the assets that are subject to any provisions of this Agreement or any Security Document that may cause the Advances to be deemed secured, directly or indirectly, by margin stock.

                4.8 Consents, Etc. Except for such consents, approvals, authorizations, declarations, registrations or filings delivered by the Company and the Guarantors pursuant to Section 2.5(g), if any, each of which is in full force and effect, no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor, lessor or stockholder of the Company or any Guarantor or any of their respective Subsidiaries, is required on the part of the Company or any Guarantor in connection with the execution, delivery and performance of this Agreement, the Note, the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes or any of the Security Documents.

                4.9 Taxes. The Company and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof in accordance with Generally Accepted Accounting Principles. Neither the Company nor any of its Subsidiaries knows of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted by the Company or any such Subsidiary.

                4.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet delivered pursuant to Section 4.6 or 5.1(d) of this Agreement, the Company or one or more of their respective Subsidiaries have good and marketable fee simple title to all of the real property, and a valid and indefeasible ownership interest in all of the other properties and assets reflected in said balance sheet or subsequently acquired by the Company or any such Subsidiary. All of such properties and assets are free and clear of any Lien, except for Permitted Liens. The Company has acquired, free and clear of all Liens, all Capital Stock of the Kaufman Group and all other transactions contemplated pursuant to the Purchase Agreements have been completed in accordance therewith and in accordance with all applicable laws and regulations.

                4.11 ERISA. The Company, its Subsidiaries, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan. None of the Company, any its of its Subsidiaries or any of their ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Company, its Subsidiaries and their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan other than premiums not yet due and payable. The execution, delivery and performance of this Agreement,





LOAN AGREEMENT                                                       Page 29
the Note and the Security Documents does not constitute a Prohibited Transaction. There is no material Unfunded Benefit Liability, with respect to any Plan of the Company, its Subsidiaries or their ERISA Affiliates.

                4.12 Disclosure. No report or other information specified on Schedule 4.12 furnished to the Bank contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

                4.13 Environmental Matters. The Company and its Subsidiaries are in substantial compliance with all Environmental Laws in jurisdictions in which the Company or any of its Subsidiaries owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any Hazardous Material or holds or has held any interest in real property or otherwise. No demand, claim, notice, action, administrative proceeding, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or threatened against the Company or any of its Subsidiaries, any real property in which the Company or any of its Subsidiaries holds or has held an interest or any past or present operation of the Company or any of its Subsidiaries which could have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (a) is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (b) has received any notice of any Hazardous Materials in, or upon any of its properties in violation of any Environmental Laws, (c) knows of any basis for any such investigation, notice or violation, or (d) owns or operates, or has owned or operated, property which appears on the United States National Priority List or any other governmental listing which identifies sites for remedial clean-up or investigatory actions, except as disclosed on Schedule 4.14 hereto, and as to such matters disclosed on such Schedule, none will have a Material Adverse Effect. No release, threatened release or disposal of Hazardous Materials is occurring or has occurred on, under or to any real property in which the Company or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law.

                4.14 No Default. Neither the Company nor any Guarantor is in default or has received any written notice of default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                4.15 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries could have a Material Adverse Effect.





LOAN AGREEMENT                                                        Page 30

                4.16 Solvency. After giving effect to the transactions contemplated by the Purchase Agreements and this Agreement, the Company and its Subsidiaries on a consolidated basis are Solvent.

                4.17 Intellectual Property; Licenses. The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, service marks, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property") except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company or any of its Subsidiaries know of any valid basis for any such claim, the use of such Intellectual Property by the Company and each of its Subsidiaries does not infringe on the rights of any Person, and, to the knowledge of the Company, no Intellectual Property has been infringed, misappropriated or diluted by any other Person except for such claims, infringements, misappropriations and dilutions that, in the aggregate, could not have a Material Adverse Effect. The Company and its Subsidiaries have all state licenses and other licenses required to conduct its business as general agents and brokers of insurance.

                4.18 Labor Matters. There are no strikes or other labor disputes against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened that (individually or in the aggregate) could have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could have a Material Adverse Effect. All payments due from the Company and each of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company and its Subsidiaries.

                4.19 Not an Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


                                   ARTICLE V.
                                   COVENANTS

                5.1 Affirmative Covenants. The Company covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company under the Loan Documents, unless the Bank shall otherwise consent in writing, it shall and shall cause each of its Subsidiaries to:





LOAN AGREEMENT                                                      Page 31

                          (a)       Preservation of Corporate Existence, Etc.
Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses, except where the failure to do any of the foregoing would not have a Material Adverse Effect; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

                          (b)       Compliance with Laws, Etc.  Comply in all
material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation ERISA, the Code and Environmental Laws), in effect from time to time, except where the failure to comply would not have a Material Adverse Effect;; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or any of its Subsidiaries in accordance with Generally Accepted Accounting Principles.

                          (c)       Maintenance of Properties; Insurance.
Maintain, preserve and protect all property that is material to the conduct of its business, and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses, except where the failure to do any of the foregoing would not have a Material Adverse Effect; and to maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Bank for purposes of assuring compliance with this Section 5.1(c).

                          (d)       Reporting Requirements.  Furnish to the
Bank the following:





LOAN AGREEMENT                                                       Page 32

                                    (i)       Promptly and in any event within
three calendar days after becoming aware of the occurrence of (A) any Default or Event of Default, (B) the commencement of any material litigation against, by or affecting the Company or any Guarantor and any material developments therein, or (C) entering into any material contract or undertaking that is not entered into in the ordinary course of business or (D) any development in the business or affairs of the Company, any of its Subsidiaries or any Guarantor or which has resulted in or which is likely in the reasonable judgment of the Company to result in a Material Adverse Effect, a statement of the chief financial officer of the Company or the Guarantor, as the case may be, setting forth details of each such Default or Event of Default or such litigation, material contract or undertaking or development and the action which the Company such Guarantor as the case may be, has taken and proposes to take with respect thereto;

                                    (ii)      As soon as available and in any
event within 60 days after the end of each fiscal quarter of the Company, the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated and consolidating statements of income and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with Generally Accepted Accounting Principles, together with a certificate of the chief financial officer of the Company stating (A) that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, and (B) that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 5.2(a), (b), (c) and (d) hereof is in conformity with the terms of this Agreement;

                                    (iii)     As soon as available and in any
event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries for such fiscal year, with a customary audit report of Coopers & Lybrand LLP, or other independent certified public accountants selected by the Company and acceptable to the Bank, without qualifications unacceptable to the Bank, together with a certificate of such accountants stating (A) that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any Default or Event of Default and, if such a Default or Event of Default exists and is continuing, a statement setting forth the nature and status thereof, and
(B) that a computation by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section
5.2 (a), (b), (c) and (d) hereof is in conformity with the terms of this Agreement;





LOAN AGREEMENT                                                        Page 33

                                    (iv)      Promptly after the sending or
filing thereof, copies of all reports, proxy statements and financial statements which the Company or any Guarantor sends to or files with any of their respective security holders or any securities exchange or the Securities and Exchange Commission or any successor agency thereof; and

                                    (v)       Promptly and in any event within
10 calendar days after receiving or becoming aware thereof (A) a copy of any notice of intent to terminate any Plan of the Company, any Guarantor, their respective Subsidiaries or any ERISA Affiliate filed with the PBGC, (B) a statement of the chief financial officer of the Company or any Guarantor, as the case may be; setting forth the details of the occurrence of any Reportable Event with respect to any such Plan, (C) a copy of any notice that the Company, any Guarantor, any of their respective Subsidiaries or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any such Plan or to appoint a trustee to administer any such Plan, or (D) a copy of any notice of failure to make a required installment or other payment within the meaning of Section 412(n) of the Code or Section 302(f) of ERISA with respect to any such Plan; and

                                    (vi) Promptly, such other information
respecting the business, properties, operations or condition, financial or otherwise, of the Company, any of its Subsidiaries or any Guarantor as the Bank may from time to time reasonably request.

                          (e)       Accounting; Access to Records, Books, Etc.
Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with Generally Accepted Accounting Principles and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, (i) permit the Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective directors and officers and, with prior notice to an officer of the Company, their respective employees and independent auditors, and by this provision of the Company its Subsidiaries hereby authorizes such persons to discuss such affairs, finances and accounts with the Bank, and (ii) permit the Bank or any of its agents or representatives to conduct a comprehensive field audit of its books, records, properties and assets, which field audit shall be at the expense of the Company upon and during the continuance of an Event of Default.

                          (f)       Further Assurances.  Will, and will cause
each Subsidiary to, execute and deliver within 30 days after request therefor by the Bank, all further instruments and documents and take all further action that may be necessary or desirable, or that the Bank may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Bank under, the Loan Documents.

                          (g)       Underwriting Access.  Maintain access to,
and underwriting authority for, primary insurance markets acceptable to the Bank including, but not limited to, the





LOAN AGREEMENT                                                       Page 34

Scottsdale Insurance Company or other comparable companies approved by the Bank in its reasonable discretion.

                5.2 Negative Covenants. Until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company and the Loan Documents, the Company agrees that, unless the Bank shall otherwise consent in writing it shall not, and shall not permit any of its Subsidiaries to:

                          (a)       Minimum EBITDA.  Permit or suffer EBITDA,
as of the end of any fiscal quarter of the Company as calculated for the four consecutive fiscal quarters then ending, to be less than (i) $5,000,000 for any fiscal quarter ending during the period from and including the Effective Date to and including December 30, 1996, (ii) $5,200,000 for any fiscal quarter ending during the period from and including December 31, 1996 to and including December 30, 1997, (iii) $5,400,000 for any fiscal quarter ending during the period from and including December 31, 1997 to and including December 30, 1998, and (iv) $5,600,000 for any fiscal quarter thereafter.

                          (b)       Fixed Charge Coverage Ratio.  Permit or
suffer the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Company as calculated for the four consecutive fiscal quarters then ending (subject to the definition of Interest Expense), to be less than (i) 1.10 to
1.00 for any fiscal quarter ending during the period from and including the Effective Date to and including December 30, 1996, (ii) 1.15 to 1.00 for any fiscal quarter ending during the period from and including December 31, 1996 to and including December 30, 1997, (iii) 1.30 to 1.00 for any fiscal quarter ending during the period from and including December 31, 1997 to and including December 30, 1998, (iv) 1.40 to 1.00 for any fiscal quarter ending during the period from and including December 31, 1998 to and including December 30, 1999 and (iv) 1.50 to 1.00 for any fiscal quarter thereafter.

                          (c)       Interest Coverage Ratio.  Permit or suffer
the Interest Coverage Ratio, as of the end of any fiscal quarter of the Company as calculated for the four consecutive fiscal quarters then ending (subject to the definition of Interest Expense), to be less than (i) 2.75 to 1.00 for any fiscal quarter ending during the period from and including the Effective Date to and including December 30, 1997, (ii) 3.00 to 1.00 for any fiscal quarter ending during the period from and including December 31, 1997 to and including December 30, 1998, and (iii) 3.75 to 1.00 for any fiscal quarter thereafter.

                          (d)       Total Funded Debt to EBITDA Ratio.  Permit
or suffer, as of the end of any fiscal quarter, the ratio of (i) Total Funded Debt as of the end of such fiscal quarter, to (ii) EBITDA, as calculated for the four consecutive fiscal quarters ending as of the end of such fiscal quarter, to be greater than (w) 3.50 to 1.00 for any fiscal quarter ending during the period from and including the Effective Date to and including December 30, 1996, (x) 3.00 to 1.00 for any fiscal quarter ending during the period from and including December 31, 1996 to and




LOAN AGREEMENT                                                      Page 35
including December 30, 1997, (y) 2.50 to 1.00 for any fiscal quarter ending during the period from and including December 31, 1997 to and including December 30, 1998, and (z) 2.00 to 1.00 for any fiscal quarter thereafter.

                          (e)       Indebtedness.  Create, incur, assume or in
any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

                                    (i)       The Advances and any other
Indebtedness owing to the Bank.

                                    (ii)      The Indebtedness described in
Schedule 5.2(e) hereto, having the same terms as those existing on the date of this Agreement, provided that extensions and renewals thereof shall be permitted but no increase provided that no increase in the amount thereof shall be permitted;

                                    (iii)  Indebtedness in aggregate
outstanding principal amount not exceeding $500,000 which is secured by one or more liens permitted by Section 5.2(f)(v) hereof;

                                    (iv)  Subordinated Debt of the Company
described in Schedule 5.2(e) hereto; and

                                    (v)       Other unsecured Indebtedness of
the Company in an aggregate amount not to exceed $1,000,000.

                          (f)       Liens.  Create, incur or suffer to exist
any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries, other than:

                                    (i)       Liens for taxes not delinquent or
for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records in accordance with Generally Accepted Accounting Principles;

                                    (ii)      Liens (other than any Lien
imposed by ERISA or any Environmental Law) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a Material Adverse Effect and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public





LOAN AGREEMENT                                                          Page 36
or statutory obligations of the Company or any of its Subsidiaries, or surety or customs bonds to which the Company or any of its Subsidiaries is a party;

                                    (iii)  Liens affecting real property which
constitute minor survey exceptions or defects or irregularities in title, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Company or any of its Subsidiaries

                                    (iv)      Each Lien described in Schedule
5.2(f) hereto may be suffered to exist upon the same terms as those existing on the date hereof, but no increase in the amount secured thereby shall be permitted;

                                    (v)       Any Lien created to secure
payment of a portion of the purchase price of, or existing at the time of acquisition of, any tangible fixed asset acquired by the Company or any of its Subsidiaries may be created or suffered to exist upon such fixed asset if the outstanding principal amount of the Indebtedness secured by such Lien does not at any time exceed the purchase price paid by the Company or such Subsidiary for such fixed asset and the aggregate principal amount of all Indebtedness secured by such Liens does not exceed $500,000, provided that such Lien does not encumber any other asset at any time owned by the Company or such Subsidiary, and provided, further, that not more than one such Lien shall encumber such fixed asset at any one time;

                                    (vi)  The interest or title of a lessor
under any lease otherwise permitted under this Agreement with respect to the property subject to such lease to the extent performance of the obligations of the Company or its Subsidiary thereunder are not delinquent; and

                                    (vii)      Any liens on any assets of a
Subsidiary of the Company solely in favor of another Subsidiary or the Company;

                                    (viii)    Liens solely in favor of the
Bank; and

                                    (ix)      Any Lien existing on an asset at
the time it is acquired by the Company or any of its Subsidiaries provided that such Lien is not created in contemplation of such acquisition and the aggregate value of the property subject to all such Liens does not exceed $1,000,000.

                          (g)       Merger; Acquisitions; Etc.  Purchase or
otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any person, or all or a





LOAN AGREEMENT                                                       Page 37
substantial portion of the capital stock of or other ownership interest in any other person; nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other person (all of the foregoing defined herein as "Acquisition Transactions"), provided, however, that this Section 5.2(g) shall not prohibit any Acquisition Transaction if (i) the Company shall be the surviving or continuing corporation thereof, (ii) immediately before and after such Acquisition Transaction, no Default or Event of Default shall exist or shall have occurred and be continuing and the representations and warranties contained in Article IV shall be true and correct in all material respects on and as of the date thereof (both before and after such Acquisition Transaction is consummated) as if made on the date such Acquisition Transaction is consummated, (iii) prior to the consummation of such Acquisition Transaction, the Company shall have provided to the Bank an opinion of counsel and a certificate of the chief financial officer of the Company (attaching computations to demonstrate compliance with all financial covenants hereunder), each stating that such Acquisition Transaction complies with this Section 5.2(g) and that any other conditions under this Agreement relating to such transaction have been satisfied; and (iv) the aggregate purchase price paid or payable by the Company (and it is acknowledged and agreed that the purchase price shall include all future and contingent payments pursuant to any such merger or acquisition, which future or contingent payments shall be deemed expended on the date of such Acquisition Transaction and be based upon existing renewal rates for any price based on commissions to be paid) pursuant to such Acquisition Transactions does not exceed (x) $2,000,000 in the aggregate for each of the first two years after the Effective Date of this Agreement, (y) $3,000,000 in the aggregate for the third year after the Effective Date, and
(z) $4,000,000 in the aggregate for any year thereafter, without prior written approval of the Bank.

                          (h)       Disposition of Assets; Etc.  Sell, lease,
license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, provided, however, that this Section 5.2(h) shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if (i) the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of after the date of this Agreement shall be less than 10% percent of such aggregate book value of the consolidated total assets of the Company and its Subsidiaries, and if, immediately before and after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing, (ii) such sale, lease, license, transfer, assignment or other disposition is from a Subsidiary to another Subsidiary or from any Subsidiary to the Company, (iii) such sale, lease, license, transfer, assignment or other disposition is for fair market value on arm's length basis and the proceeds thereof are used to pay the Term Loan or the Revolving Credit Loans, provided that any such payments on the Revolving Credit Loans shall also reduce the amount of the Commitment by a like amount, or (iv) the proceeds thereof are used within 30 days of such sale to purchase property of comparable value.





LOAN AGREEMENT                                                        Page 38

                          (i)       Nature of Business.  Make any substantial
change in the nature of its business from that engaged in on the date of this Agreement or engage in any other businesses other than those in which it is engaged on the date of this Agreement.

                          (j)       Dividends and Other Restricted Payments.
Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its Capital Stock, other than such dividends, payments or other distributions to the extent payable solely in shares of the capital stock of the Company or to the extent payable to the Company by a Subsidiary of the Company.

                          (k)       Investments, Loans and Advances, Contingent
Liabilities. Subject to Section 5.2(g), purchase or otherwise acquire any capital stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other person; nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other person; nor incur any Contingent Liability; other than (i) extensions of trade credit made in the ordinary course of business on customary credit terms and commission, travel and similar advances made to officers and employees in the ordinary course of business, and (ii) commercial paper of any United States issuer having the highest rating then given by Moody's Investors Service, Inc., or Standard & Poor's Corporation, direct obligations of and obligations fully guaranteed by the United States of America or any agency or instrumentality thereof, or certificates of deposit of any commercial bank which is a member of the Federal Reserve System and which has capital, surplus and undivided profit (as shown on its most recently published statement of condition) aggregating not less than $100,000,000, provided, however, that each of the foregoing investments has a maturity date not later than 180 days after the acquisition thereof by the Company or any of its Subsidiaries, and (iii) those investments, loans, advances and other transactions described in Schedule 5.2(k) hereto, having the same terms as existing on the date of this Agreement, but no extension or renewal thereof shall be permitted.

                          (l)       Transactions with Affiliates.  Enter into,
become a party to, or become liable in respect of, any contract or undertaking with any Affiliate except in the ordinary course of business and on terms not less favorable to the Company or such Subsidiary than those which could be obtained if such contract or undertaking were an arms length transaction with a person other than an Affiliate.

                          (m)       Payments and Modification of Subordinated
Debt. Make any payment, prepayment or redemption of any Subordinated Debt except as allowed in the relevant Subordinated Agreement, nor enter into any agreement or arrangement providing for the defeasance of any Subordinated Indebtedness, nor amend or modify or supplement, or consent or agree to any amendment or modification or supplement, of any agreement under which any Subordinated Debt is issued or created or otherwise related thereto if the effect of such amendment, modification or supplement would be to increase the amount of, or advance to an





LOAN AGREEMENT                                                       Page 39
earlier date, the scheduled maturity date or any payment date or other required payment thereof, increase the rate of interest, prepayment charges, fees or other amounts payable with respect thereto, make any of the representations, covenants, defaults or other terms more burdensome or restrictive against the Company or any of its Subsidiaries or add any additional covenants, representations, defaults or other terms which are more burdensome or restrictive against the Company or any of its Subsidiaries or amend, modify or supplement in any manner any subordination provisions or terms thereof.

                          (n)       Negative Pledge Limitation.  Enter into any
agreement with any person other than the Bank pursuant hereto which prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired.

                          (o)       Inconsistent Agreements.  Enter into any
agreement containing any provision which would be violated or breached by this Agreement or any of the transactions contemplated hereby or by performance by the Company or any Guarantor of its obligations in connection therewith.

                          (p)       Accounting Changes.  The Company shall not
change its fiscal year or make any significant changes (i) in accounting treatment and reporting practices except as permitted by generally accepted accounting principles and disclosed to the Bank, or (ii) in tax reporting treatment except as permitted by law and disclosed to the Bank.


                                  ARTICLE VI.
                                    DEFAULT

                6.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived pursuant to Section 7.1:

                          (a)       Nonpayment.  The Company shall fail to pay
when due any principal of either of the Notes, or any reimbursement obligation under Section 3.3 (whether by deemed disbursement of a Revolving Credit Loan or otherwise), or failure to pay any interest on either of the Notes or any fees or any other amount payable hereunder, which failure continues for a period of five days; or

                          (b)       Misrepresentation.  Any representation or
warranty made by the Company or any Guarantor in Article IV hereof or in any Security Document or any other certificate, report, financial statement or other document furnished by or on behalf of the Company or any Guarantor in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or





LOAN AGREEMENT                                                         Page 40

                          (c)       Certain Covenants.  The Company shall fail
to perform or observe any term, covenant or agreement contained in Article V hereof, other than Section 5.1(f) and Sections 5.2(o), (p), (l) and (n);

                          (d)       Other Defaults.  The Company or any
Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any Security Document or any other agreement or document executed by the Company or any Guarantor with or in favor of the Bank at any time, and any such failure shall remain unremedied for 15 calendar days after notice thereof shall have been given to the Company such Guarantor, as the case may be, by the Bank (or such longer or shorter period of time as may be specified in such Security Document); or

                          (e)       Cross Default.  The Company, any of its
Subsidiaries or any Guarantor shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness or Contingent Liabilities (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness and Contingent Liabilities as to which any such failure exists has an aggregate outstanding principal amount in excess of $500,000; or if the Company, any of its Subsidiaries or any Guarantor fails to perform or observe any other term, covenant or agreement contained in, or if any other event or condition occurs or exists under, any agreement, document or instrument evidencing or securing any such Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness or Contingent Liabilities was incurred, issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is either (i) to cause, or permit the holders of such Indebtedness or Contingent Liabilities (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness or Contingent Liabilities to become due prior to its due date or (ii) to permit the holders of such Indebtedness or Contingent Liabilities (or a trustee on behalf of such holders) to elect a majority of the board of directors of the Company; or

                          (f)       Judgments.  One or more judgments or orders
for the payment of money in an aggregate amount of $500,000 shall be rendered against the Company, any of its Subsidiaries, or any Guarantor, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect the Company, any of its Subsidiaries or any Guarantor which causes or could cause a Material Adverse Effect and either (i) such judgment or order shall have remained unsatisfied and the Company, such Subsidiaries or such Guarantor shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order; or

                          (g)       ERISA.  The occurrence of a Reportable
Event that results in or could result in liability of the Company, any Subsidiary or their ERISA Affiliates to the PBGC





LOAN AGREEMENT                                                        Page 41
or to any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Company, any Guarantor or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Company, any Guarantor or any of their ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any Guarantor or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company, any Guarantor or any of their ERISA Affiliates; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, any Guarantor, any of their ERISA Affiliates, any Plan of the Company, any Guarantor, or their ERISA Affiliates or fiduciary of any such Plan; or failure by the Company, any Guarantor or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or
Section 412(n) of the Code that results in or could result in liability of the Company, any Guarantor or any of their ERISA Affiliates to the PBGC or any Plan; or the withdrawal of the Company, any Guarantor or any of their ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(9a)(2) of ERISA; or the Company, any Guarantor or any of their ERISA Affiliates becomes an employer with respect to any Multiemployer Plan without the prior written consent of the Bank; or

                          (h)       Insolvency, Etc.  The Company, any of its
Significant Subsidiaries or any Guarantor shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company, any of its Significant Subsidiaries or any Guarantor any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Company, such Significant Subsidiary or such Guarantor and is being contested by the Company, such Significant Subsidiaries or such Guarantor, as the case may be, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Company, such Significant Subsidiary or such Guarantor shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

                          (i)       Loan Documents.  Any Loan Document shall at
any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any person, or any obligor,





LOAN AGREEMENT                                                         Page 42
shall deny that it has any or further liability or obligation thereunder, or any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Bank the benefits purported to be created thereby.

                          (j)       Control.  Alan J. Kaufman and Kaufman
Affiliates shall cease to own directly or indirectly free and clear of all Liens (other than in favor of the Bank) a majority of the Capital Stock of the Company of each class having ordinary voting power for the election of directors (other than securities which have such power only by reason of the happening of a contingency), or any person other than Alan J. Kaufman and Kaufman Affiliates shall possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities or by contract or otherwise.

                6.2       Remedies.

                          (a)       Upon the occurrence and during the
continuance of any Event of Default, the Bank may by notice to the Company (i) terminate the Commitment or (ii) declare the outstanding principal of, and accrued interest on, the Notes, all unpaid reimbursement obligations in respect of drawings under Letters of Credit and all other amounts owing under this Agreement to be immediately due and payable, or (iii) demand immediate delivery of cash collateral, and the Company agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, or any one or more of the foregoing, whereupon the Commitment shall terminate forthwith and all such amounts, including such cash collateral, shall become immediately due and payable, provided that in the case of any event or condition described in Section 6.1(h) with respect to the Company or any Guarantor, the Commitment shall automatically terminate forthwith and all such amounts, including such cash collateral, shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived. Such cash collateral delivered in respect of outstanding Letters of Credit shall be deposited in a special cash collateral account to be held by the Bank as collateral security for the payment and performance of the Company's obligations under this Agreement to the Bank.

                          (b)       The Bank may in addition to the remedies
provided in Section 6.2(a), exercise and enforce any and all other rights and remedies available to it, whether arising under this Agreement, the Notes or any Security Document or under applicable law, in any manner deemed appropriate by the Bank, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or any Security Document or in aid of the exercise of any power granted in this Agreement, the Notes or any Security Document.

                          (c)       Upon the occurrence and during the
continuance of any Event of Default, the Bank may at any time and from time to time, without notice to the Company or any





LOAN AGREEMENT                                                        Page 43

Guarantor (any requirement for such notice being expressly waived by the Company and each Guarantor) set off and apply against any and all of the obligations of the Company and each Guarantor now or hereafter existing under this Agreement, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company or any Guarantor and any property of the Company or any Guarantor from time to time in possession of the Bank, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. Each of the Company and the Guarantors hereby grants to the Bank a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of the obligations of the Company and each Guarantor under this Agreement. The rights of the Bank under this Section 6.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.


                                 ARTICLE VIII.
                                 MISCELLANEOUS

                7.1 Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Company and Bank. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                7.2 Notices. (a) Except as otherwise provided in Section 8.2(c) hereof, all notices and other communications hereunder shall be in writing and shall be delivered or sent to the Company at 30833 Northwestern Highway, Suite 220, Farmington Hills, Michigan 48334, Attention: Chief Financial Officer, Facsimile No. (810)932-9040, Facsimile Confirmation No. ___________, to the Bank at 611 Woodward Avenue, Detroit, Michigan 48226,
Attention: Michigan Banking Division, Facsimile No. (313)225-2290, Facsimile Confirmation No. (313)225-1671, or to such other address as may be designated by the Company or the Bank by notice to the other party hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or, unless sooner delivered, (i) if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, (ii) if sent by telex, upon receipt of the appropriate answerback, or (iii) if sent by facsimile transmission, upon confirmation of receipt by telephone at the number specified for confirmation, provided, however, that notices to the Bank shall not be effective until received.

                          (b)       Notices by the Company to the Bank with
respect to terminations or reductions of the Commitment pursuant to Section 2.2, requests for Advances pursuant to Section 2.4, requests for continuations or conversions of Loans pursuant to Section 2.7 and notices of prepayment pursuant to Section 3.1 shall be irrevocable and binding on the Company.





LOAN AGREEMENT                                                        Page 44

                          (c)       Any notice to be given by the Company to
the Bank pursuant to Sections 2.4, 2.7 or 3.1 and any notice to be given by the Bank hereunder, may be given by telephone, and all such notices given by the Company must be immediately confirmed in writing in the manner provided in
Section 7.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is to be given. The Company shall indemnify and hold harmless the Bank from any and all losses, damages, liabilities and claims arising from its good faith reliance on any such telephone notice.

                7.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Bank under this Agreement, the Note or any Security Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement, the Note or any Security Document or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank and, unless contrary to the express provisions of this Agreement, the Note or any Security Document, irrespective of the occurrence or continuance of any Default or Event of Default.

                7.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company or any Guarantor made herein or in any Security Document or in any certificate, report, financial statement or other document furnished by or on behalf of the Company or any Guarantor in connection with this Agreement shall be deemed to be material and to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by any Bank or on the Bank's behalf, and those covenants and agreements of the Company set forth in Section 3.7, 3.9 and 7.5 hereof shall survive the repayment in full of the Advances and the termination of the Commitment.

                7.5 Expenses; Indemnification. (a) The Company agrees to pay, or reimburse the Bank for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Bank, including without limitation the fees and expenses of Messrs. Dickinson, Wright, Moon, Van Dusen & Freeman, in connection with the preparation, execution, delivery and administration of this Agreement, the Notes, the Security Documents and in connection with advising the Bank as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, Notes, the Security Documents (or the verification of filing, recording, perfection or priority thereof) or the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Bank (including reasonable fees and





LOAN AGREEMENT                                                      Page 45
expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise)) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or the Note or any Security Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and (iv) all reasonable costs and expenses of the Bank (including reasonable fees and expenses of counsel) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Bank from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit.

                          (b)       The Company hereby indemnifies and agrees
to hold harmless the Bank, and its officers, directors, employees and agents, harmless from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Bank or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither the Bank nor any of its officers, directors, employees or agents shall be liable or responsible for:
(i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;
(iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that the Company shall not be required to indemnify the Bank and such other persons, and the Bank shall be liable to the Company to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company which were caused by (A) the Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, or (B) the Bank's payment by the Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit to the extent, but only to the extent, that such payment constitutes gross negligence of wilful misconduct of the Bank. It is understood that in making any payment under a Letter of Credit the Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary, and such reliance and payment against documents presented under a Letter of Credit substantially complying with the terms thereof shall not be deemed gross negligence or wilful misconduct of the Bank in connection with such payment. It is further acknowledged and agreed that the Company may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Bank is alleged to be liable and it shall be a precondition of the assertion of any liability of the Bank under this Section that the Company shall first have exhausted all reasonable





LOAN AGREEMENT                                                      Page 46
remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

                          (c)       The Company agrees to indemnify the Bank,
its affiliates and its directors, officers, agents and employees (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred at any time by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, the transaction contemplated hereby or by the Purchase Agreements or any actual or proposed use of proceeds of the Advances hereunder or any Environmental Laws; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct.

                7.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Bank, assign its rights or obligations hereunder or under the Note or any Security Document and the Bank shall not be obligated to make any Advance hereunder to any entity other than the Company.

                          (b)       The Bank from time to time in its sole
discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of the Bank provided under this Agreement, the Notes, any Security Documents or otherwise. In furtherance of such agency, the Bank may from time to time direct that the Company provide notices, reports and other documents contemplated by this Agreement (or duplicates thereof) to such agent. The Company hereby consents to the appointment of such agent and agrees to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of the Bank in the same manner as would be required if dealing with the Bank itself.

                7.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

                7.8 Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. The Company and the Bank further agree that any legal or equitable action or proceeding with respect to this Agreement, the Notes or any Security Document or the transactions contemplated hereby shall be brought in any court of the State of Michigan, or in any court of the United States of America sitting in Michigan, and the Company and each Guarantor and the Bank hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property, and, in the case of the





LOAN AGREEMENT                                                       Page 47

Company irrevocably appoints Alan J. Kaufman, whose address in Michigan is ___________________________, as its agent for service of process and irrevocably consents to the service of process in connection with any such action or proceeding by personal delivery to such agent or to the Company or by the mailing thereof by registered or certified mail, postage prepaid to the Company at its address for notices pursuant to Section 7.2. The Company shall at all times maintain such an agent in Michigan for such purpose and shall notify the Bank of such agent's address in Michigan within ten days of any change of address. Nothing in this paragraph shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against the Company or any Guarantor or property in the courts of any other jurisdiction. The Company and the Bank hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in the above described courts.

                7.9 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

                7.10 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

                7.11 Integration and Severability. This Agreement, the Notes, and the Security Documents embodies the entire agreement and understanding between the Company, the Guarantors and the Bank, and supersede all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company or any Guarantor under this Agreement, the Notes or any Security Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company and the Guarantors shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company or any Guarantor under this Agreement, the Notes or any Security Document in any other jurisdiction.

                7.12 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

                7.13 Interest Rate Limitation. Notwithstanding any provisions of this Agreement, the Notes or any Security Document, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any





LOAN AGREEMENT                                                        Page 48
provision of this Agreement, the Notes or any Security Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Advances outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Bank have been paid in full.

                7.14 Waiver of Jury Trial. The Bank and the Company, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right each of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. Neither the Bank nor the Company shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by such party.





LOAN AGREEMENT                                                         Page 49

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the ____ day of _________, 1995, which shall be the Effective Date of this Agreement.



                                          AJK ENTERPRISES, INC.


                                          By_________________________________

                                            Its________________________________



                                          NBD BANK


                                          By_________________________________

                                            Its________________________________





LOAN AGREEMENT                                                        Page 50

                                                                     DRAFT DATED
                                                                 AUGUST 31, 1995


                                   EXHIBIT A
                               GUARANTY AGREEMENT


        THIS GUARANTY AGREEMENT, dated as of _______, 1995 (this "Guaranty"), is made by ALAN J. KAUFMAN (the "Guarantor"), in favor of NBD BANK, a Michigan banking corporation (the "Bank").

                                    RECITALS

        A. AJK ENTERPRISES, INC., a Michigan corporation ("AJK"), has entered into a Loan Agreement of even date herewith (as amended or modified from time to time, the "Loan Agreement"), with the Bank pursuant to which the Bank may make Advances to AJK in an aggregate principal amount not to exceed $20,000,000, as evidenced by a revolving credit note and a term note in favor of the Bank (the "AJK Notes").

        B. ROYAL BUDGET PREMIUM, INC., a Michigan corporation ("Royal Budget" and, together with AJK, the "Borrowers") has entered into a letter loan agreement of even date herewith (as amended or modified from time to time, the "Letter Agreement" and, together with the Loan Agreement, the "Agreements") with the Bank pursuant to which the Bank may make Loans to Royal Budget in an aggregate principal amount not to exceed $3,000,000, as evidenced by a demand note in favor of the Bank (the "Royal Budget Note" and, together with the AJK Notes, the "Notes").

        C. As a condition to the effectiveness of the obligations of the Bank under the Agreements, the Guarantor is required to guarantee, among other things, the obligations of the Borrowers in respect of the Advances, Loans and other obligations of the Borrowers under the Agreements up to the limit set forth in Section 1(b) hereof.

        D. The Guarantor has reviewed the Agreements and all notes and other documents, agreements, instruments and certificates furnished by or on behalf of the Borrowers in connection therewith (all of the foregoing, as amended or modified from time to time and together with any agreements or instruments in replacement thereof, being herein collectively referred to as the "Operative Documents"), and the Guarantor has determined that it is in his interest and to his financial benefit that the parties to the Operative Documents enter into the transactions contemplated thereby.

        For valuable consideration, the receipt of which is hereby acknowledged and as further consideration, and as an inducement to the Bank to maintain the credit facilities established by the Operative Documents, the Guarantor agrees with the Bank as follows:

        1. Guarantee of Obligations. (a) The Guarantor hereby (i) guarantees, as principal obligor and not as surety only, to the Bank the prompt payment of the principal of and any and all accrued and unpaid interest (including interest which otherwise may cease to accrue by operation of any insolvency law, rule, regulation or interpretation thereof) on the Advances and Loans and all other obligations of the Borrowers to the Bank under the Agreements when due, whether by scheduled maturity, acceleration or otherwise, all in accordance with the terms of the Agreements and the Notes, including, without limitation, default interest, indemnification payments and all reasonable costs and expenses incurred by the Bank in connection with enforcing any obligations of the Borrowers hereunder, including without limitation the reasonable fees and disbursements of counsel,
(ii) guarantees the prompt and punctual performance and observance of each and every term, covenant or agreement contained in the Agreements and the Notes to be performed or observed on the part of the Borrowers and (iii) agrees to make prompt payment, on demand, of any and all reasonable costs and expenses incurred by the Bank in connection with enforcing the obligations of the Guarantor hereunder, including, without limitation, the reasonable fees and disbursements of counsel (all of the foregoing being collectively referred to as the "Guaranteed Obligations").

           (b) Notwithstanding anything expressed to the contrary above the liability of the Guarantor to the Bank under this Agreement shall not exceed the aggregate sum of (i) any and all reasonable costs and expenses incurred by the Bank in connection with enforcing the obligations of the Guarantor hereunder, including, without limitation, the reasonable fees and disbursements of counsel, plus (ii) at any time the Total Debt to EBITDA Ratio exceeds 3.01:1.00, and the conditions specified in the following clauses (y) or (z) are not satisfied, $750,000; (y) at any time the Total Debt to EBITDA Ratio is less than 3.00:1.00 but more than 2.50:1.00 and no Default or Event of Defaults exists, $500,000, and (z) at any time the Total Debt to EBITDA Ratio is less than 2.50:1.00 and no Default or Event of Defaults exists, $0, plus (iii) The Pledged Stock.

        2. Nature of Guaranty. The obligations of the Guarantor hereunder constitutes an absolute and unconditional and irrevocable guaranty of payment and not a guaranty of collection and are wholly independent of and in addition to other rights and remedies of the Bank and are not contingent upon the pursuit by the Bank of any such rights and remedies, such pursuit being hereby waived by the Guarantor.

        3. Waivers and Other Agreements.  The Guarantor hereby unconditionally
(a) waives any requirement that the Bank, upon the occurrence of an Event of Default first make demand upon, or seek to enforce remedies against either Borrower before demanding payment under or seeking to enforce the obligations of the Guarantor hereunder, (b) covenants that the obligations of the Guarantor hereunder will not be discharged except by complete performance of all obligations of the Borrowers to the Bank, (c) agrees that the obligations of the Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired, without limitation, by any invalidity, irregularity or unenforceability in whole or in part of the Agreements or any Operative Document, or any limitation on the liability of either Borrower thereunder, or any limitation on the method or terms of payment thereunder which may or hereafter be caused or imposed in any manner whatsoever (including, without limitation, usury laws), (d) waives diligence, presentment and protest with respect to, and any notice of default or


GUARANTY AGREEMENT                                                    Page 2
dishonor in the payment of any amount at any time payable by either Borrower under or in connection with the Agreements or the Notes, and further waives any requirement of notice of acceptance of, or other formality relating to, the obligations of the Guarantor hereunder and (e) agrees that the Guaranteed Obligations shall include any amounts paid by either Borrower to the Bank which may be required to be returned to such Borrower or to its representative or to a trustee, custodian or receiver for such Borrower.

        4. Obligations Absolute. The obligations, covenants, agreements and duties of the Guarantor under this Agreement shall not be released, affected or impaired by any of the following whether or not undertaken with notice to or consent of the Guarantor: (a) an assignment or transfer, in whole or in part, of the Advances and/or Loans made to either Borrower or of the Agreements or any Note although made without notice to or consent of the Guarantor, or (b) any waiver by the Bank or by any other person, of the performance or observance by either Borrower of any of the agreements, covenants, terms or conditions contained in the Agreements or in the other Operative Documents, or (c) any indulgence in or the extension of the time for payment by either Borrower of any amounts payable under or in connection with the Agreements or any other Operative Document, or of the time for performance by either Borrower of any other obligations under or arising out of this Agreement or any other Loan Document, or the extension or renewal thereof, or (d) the modification, amendment or waiver (whether material or otherwise) of any duty, agreement or obligation of either Borrower set forth in the Agreements or any other Operative Documents (the modification, amendment or waiver from time to time of the Agreements and the other Operative Documents being expressly authorized without further notice to or consent of the Guarantor), or (e) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of either of either Borrower or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings, affecting the either of the Borrowers or any of their respective assets, or (f) the merger or consolidation of either of the Borrowers with any other person, or (g) the release of discharge of either Borrower from the performance or observance of any agreement, covenant, term or condition contained in the Agreements or any other Operative Document, by operation of law, or (h) any other cause whether similar or dissimilar to the foregoing which would release, affect or impair the obligations, covenants, agreements or duties of the Guarantor hereunder.

        5. No Investigation by Bank. The Guarantor hereby waives unconditionally any obligation which, in the absence of such provision, the Bank might otherwise have to investigate or to assure that there has been compliance with the law of any jurisdiction with respect to the Guaranteed Obligations recognizing that, to save both time and expense, the Guarantor has requested that the Bank not undertake such investigation. The Guarantor hereby expressly confirms that the obligations of the Guarantor hereunder shall remain in full force and effect without regard to compliance or noncompliance with any such law and irrespective of any investigation or knowledge of the Bank of any such law.

        6. Indemnity. As a separate, additional and continuing obligation, the Guarantor unconditionally and irrevocably undertakes and agrees with the Bank that, should the Guaranteed Obligations not be recoverable from the Guarantor under paragraph 1 hereof for any reason


GUARANTY AGREEMENT                                                   Page 3
whatsoever (including, without limitation, by reason of any provision of this Agreement or the Notes or any other agreement or instrument executed in connection herewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by the Bank at any time, the Guarantor as sole, original and independent obligor, upon demand by the Bank, will make payment to the Bank of the Guaranteed Obligations by way of a full indemnity in such currency and otherwise in such manner as is provided in this Agreement and the Notes.


        7. Subordination, Subrogation, Etc. The Guarantor agrees that any present or future indebtedness, obligations or liabilities of either of the Borrowers to the Guarantor shall be fully subordinate and junior in right and priority of payment to any present or future indebtedness, obligations or liabilities of either Borrower to the Bank. The Guarantor waives any right of subrogation to the rights of the Bank against either Borrower or any other person obligated for payment of the Guaranteed Obligations and any right of reimbursement or indemnity whatsoever arising or accruing out of any payment which the Guarantor may make pursuant to this Agreement and the Notes, and any right of recourse to security for the debts and obligations of the Borrowers, unless and until the entire principal balance of and interest on the Guaranteed Obligations shall have been paid in full.

        8. Waiver. To the extent that he lawfully may, the Guarantor agrees that he will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, which may affect observance or performance of the provisions of this Agreement or the Notes; nor will he claim, take or insist upon any benefit or advantage of any present or future law providing for the evaluation or appraisal of any security for its obligations hereunder or either of the Borrowers under the Agreements and under the Notes prior to any sale or sales thereof which may be made under or by virtue of any instrument governing the same; nor will it, after any such sale or sales claim or exercise any right, under any applicable law, to redeem any portion of such security so sold.

        9. Representations and Warranties. The Guarantor represents and warrants that (a) the execution and delivery and performance by the Guarantor of this Guaranty does not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor or his property; (b) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms; (c) as of the date hereof, each of the following is true and correct for the Guarantor: (i) the fair saleable value and the fair valuation of the Guarantor's property is greater than the total amount of liabilities (including contingent liabilities) and greater than the amount that would be required to pay its probable aggregate liability on its existing debts as they become absolute and matured, (ii) the Guarantor's capital is not unreasonably small in relation to his current and/or contemplated business or other undertaken transactions, and (iii) the Guarantor does not intend to incur, or believe that he will incur, debt beyond his ability to pay such debts as they become due; and (d)


GUARANTY AGREEMENT                                                    Page 4
he owns assets in his own name with a fair market value of at least $________ net of any liabilities.

        10. Amendments, Etc. This Guaranty may be amended from time to time and any provision hereof may be waived in accordance with the requirements of the Agreements. No such amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and then such amendment, waiver of consent shall be effective only in the specific instance and for the specific purpose for which given.

        11. Notices. All notices, demands, requests, consents and other communications hereunder shall be in writing and made in accordance with the Loan Agreement.

        12. Conduct No Waiver; Remedies Cumulative. The obligations of the Guarantor under this Guaranty are continuing obligations and a separate and independent cause of action shall arise in respect of each enforcement hereunder and default hereunder or under the Agreements. No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the rights and remedies of the Bank hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Bank under this Guaranty is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Guaranty or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by them.

        13. Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Guarantor made herein or in any certificate or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank or on its behalf.

        14. Successors and Assign. The rights and remedies of the Bank hereunder shall inure to the benefit of the Bank and their respective successors and assigns, and the duties and obligations of the Guarantor hereunder shall be binding upon the Guarantor and his successors and assigns.

        15. Governing Law; Consent to Jurisdiction. This Guaranty is a contract made under, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts to be made and to be performed entirely with such State. The Guarantor further agrees that any legal action or proceeding brought with respect to this Guaranty or the transactions contemplated hereby may be brought in any court of the State of Michigan, or any court of the United States of America


GUARANTY AGREEMENT                                                    Page 5
sitting in Michigan, and the Guarantor hereby irrevocably submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to his person and property.

        16. Definitions; Headings. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Loan Agreement. The headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify any of the terms or provisions hereof.

        17. Integration; Severability; Enforceability. This Guaranty embodies the entire agreement and understanding between the Guarantor and the Bank, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any one or more provisions of this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby. If at any time any portion of the obligations of the Guarantor under this Guaranty shall be determined by a court of competent jurisdiction to be invalid, unenforceable or avoidable, the remaining portion of the obligations of the Guarantor under this Guaranty shall not in any way be affected, impaired, prejudiced or disturbed thereby and shall remain valid and enforceable to the fullest extent permitted by applicable law.

        18. Termination. This Guaranty shall terminate when all Guaranteed Obligations are paid in full and such payment is subject to any possibility or revocation or recession and all Agreements and other Operative Documents have expired or been terminated.

        19. Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective in the event any petition be filed by or against either Borrower or the Guarantor for liquidation or reorganization, in the event either Borrower or the Guarantor becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver or trustee be appointed for all or any significant part of either Borrower's or the Guarantor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Bank, whether as a "voidable preference", "fraudulent conveyance", or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

        20. WAIVER OF JURY TRIAL. THE BANK, IN ACCEPTING THIS GUARANTY, AND THE GUARANTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS GUARANTY OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER OF THEM. NEITHER THE


GUARANTY AGREEMENT                                                      Page 6

BANK NOR THE GUARANTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER THE BANK OR THE GUARANTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

  THIS GUARANTY IS FREELY AND VOLUNTARILY GIVEN TO THE BANK BY THE GUARANTOR WITHOUT ANY DURESS OR COERCION, AND AFTER THE GUARANTOR HAS EITHER CONSULTED WITH COUNSEL OR BEEN GIVEN AN OPPORTUNITY TO DO SO. THE GUARANTOR HAS CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THIS GUARANTY AND OF EACH AGREEMENT.

  EXECUTED and effective as of the _____ day of ______________, 1995.

                                   ________________________________________
                                   ALAN J. KAUFMAN
                                   Address:   _____________________________
                                              _____________________________
                                              _____________________________

                                   Telecopy No.____________________________





GUARANTY AGREEMENT                                                      Page 7

STATE OF _____)
              ) SS.
COUNTY OF ____)

  On this ______ day of _______________, 1995, before me, a notary public in and for said county, appeared Alan J. Kaufman to me personally known, who, by me duly sworn, did say that he was the individual named in the within instrument, and that said instrument was executed by him and that said execution of said instrument was his free act and deed.


                                          _________________________________
                                          Notary Public, __________________
                                          Acting in__________________County
                                          My Commission Expires: __________








GUARANTY AGREEMENT                                                     Page 8

                                   EXHIBIT B

               GUARANTOR'S PLEDGE AGREEMENT AND IRREVOCABLE PROXY


        THIS PLEDGE AGREEMENT dated as of __________, 1995 (this "Pledge Agreement"), is given by Alan J. Kaufman (the "Guarantor") in favor of NBD Bank, a Michigan banking corporation (the "Bank").

                                    RECITALS

        A. AJK ENTERPRISES, INC., a Michigan corporation ("AJK"), has entered into a Loan Agreement of even date herewith (as amended or modified from time to time, the "Loan Agreement"), with the Bank pursuant to which the Bank may make loans to, and issue letters of credit for the account of, AJK

        B. ROYAL BUDGET PREMIUM, INC., a Michigan corporation ("Royal Budget" and, together with AJK, the "Borrowers") has entered into a letter loan agreement of even date herewith (as amended or modified from time to time, the "Letter Agreement" and, together with the Loan Agreement, all present and future promissory notes issued at any time pursuant to the Letter Agreement or the Loan Agreement and any pledge agreements, security agreements, reimbursement agreement and other agreements and documents executed pursuant to the Letter Agreement or the Loan Agreement collectively referred to as the "Agreements") with the Bank pursuant to which the Bank may make loans to Royal Budget.

        C. As a condition to the effectiveness of the obligations of the Bank under the Agreements, the Guarantor has agreed to guarantee, among other things, the obligations of the Borrowers in respect of the Advances, Loans and other obligations of the Borrowers under the Agreements pursuant to a Guaranty dated on or about the date hereof (as amended or modified from time to time, and together with any guarantee issue and replacement therefore the "Guarantee").

        D. As security for the Guaranty and the Borrower's Indebtedness under the Agreements, the Guarantor has agreed to pledge to the Bank, and create a first-priority security interest to the Bank, in and to the Collateral described herein and to execute this Pledge Agreement.

        For value received and pursuant to the Agreements, the Guarantor hereby grants a first-priority security interest to the Bank, in and to all of the outstanding capital stock of (said shares of stock, together with any other shares and securities from time to time receivable or otherwise distributed in respect of or in exchange for any or all of such shares, being called the "Pledged Stock"), to secure, (a) the prompt and complete payment of all indebtedness and other obligations of the Borrowers, or either of them, now or hereafter owing to the Bank under or on account of the Agreements, (b) the performance of the Borrower's covenants under the Agreements and any monies expended by the Bank in connection therewith, and (c) the prompt and complete payment of all obligations and performance of all covenants of the Guarantor now or hereafter owing to the Bank in connection with the Guarantee other obligations of the Borrowers now or hereafter owing to the Bank under or on account of the Agreements, and
(d) the prompt and complete payment of all obligations and performance of all covenants of the Borrowers under any interest rate or currency swap agreements or similar transactions with the Bank (all of the aforesaid indebtedness, obligations and liabilities of the Borrowers and their Subsidiaries being herein called the "Secured Obligations", and all of the documents, agreements and instruments among the Borrowers, their Subsidiaries, the Bank, or any of them, evidencing or securing the repayment of, or otherwise pertaining to, the Secured Obligations, including without limitation the Agreements, being herein collectively called the "Operative Documents"). The Guarantor is herewith delivering to the Bank originals of all stock certificates of the Pledged Stock or taking such other action acceptable to the Bank to perfect the security interest in the Pledged Stock granted hereby.

        The Guarantor further represents and warrants to, and agrees with, the Bank as follows:

        1. Representations and Warranties. The Guarantor represents and warrants that the Pledged Stock is represented by the stock certificate or certificates or shares described on Schedule A hereto, and that such stock certificate or certificates, accompanied by an instrument of assignment or transfer duly executed in blank by the Guarantor as the owner named in such stock certificate or certificates, have been delivered to the Bank by the Guarantor. The Guarantor further represents and warrants that (a) the Pledged Stock is duly authorized and validly issued, fully paid and nonassessable and constitutes 100% of all of the issued and outstanding shares of the capital stock of AJK, (b) the Guarantor is the legal and beneficial owner of the Pledged Stock, free and clear of all Liens other than the Lien of the Bank hereunder, with full right and power to deliver, pledge and assign the Pledged Stock to the Bank hereunder, and (c) the pledge of the Pledged Stock pursuant to this Pledge Agreement creates in favor of the Bank a valid and perfected first priority security interest in the Pledged Stock enforceable against the Guarantor and all third parties and securing the payment of the Secured Obligations.

        2. Title; Stock Rights, Dividends, Etc. The Guarantor will warrant and defend the Bank's title to the Pledged Stock, and the security interest herein created, against all claims of all persons, and will maintain and preserve such security interest. It is understood and agreed that the collateral hereunder includes any stock rights, stock dividends, liquidating dividends, new securities, payments, distributions and proceeds (including cash dividends and sale proceeds) and other property to which the Guarantor may become entitled by reason of the ownership of the Pledged Stock during the existence of this Pledge Agreement, and any such property received by the Guarantor shall be held in trust and forthwith delivered to the Bank to be held hereunder in accordance with the terms of this Pledge Agreement.

        3. Registration Rights. If AJK at any time or from time to time proposes to register any of its securities under the Securities Act of 1933, the Guarantor will at each such time give





               GUARANTOR'S PLEDGE AGREEMENT AND IRREVOCABLE PROXY notice to the Bank of AJK's intentions so to do. Upon the request of the Bank given 30 days after receipt of such notice, the Guarantor will cause all Pledged Stock of AJK to be included in the registration statement proposed to be filed, all to the extent requisite to permit the public sale or other public disposition of such Pledged Stock so registered by the holders thereof. The costs and expenses of all such registrations and qualifications under said Act shall be paid by the Guarantor or AJK, except that underwriting discounts and commissions in respect of any Pledged Stock sold pursuant to any such registration statement shall be borne by the sellers thereof. As expeditiously as possible after the effective date of any such registration statement, the Guarantor will deliver in exchange for any certificates representing shares of Pledged Stock so registered pursuant to such registration, which bear any restrictive legend, new Pledged Stock certificates not bearing such legend or any similar legend. In the event of any such registration, the Guarantor hereby agrees to indemnify and hold harmless the Bank as pledgee of the Pledged Stock against any losses, claims, damages or liabilities to which the Bank may become subject to the extent that such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement, and any preliminary prospectus or filed prospectus, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Bank for any legal or other expenses reasonably incurred by the Bank in connection with investigating or defending any such loss, claim, damage or liability. The indemnifications contained in this paragraph shall include each person, if any, who controls the Bank.

        4. Events of Default; Remedies. (a) Upon the occurrence of any Event of Default under either of the Agreements, an Event of Default shall be deemed to have occurred hereunder and the Bank shall have all of the rights and remedies provided by law and/or by this Pledge Agreement, including but not limited to all of the rights and remedies of a secured party under the Michigan Uniform Commercial Code, and the Guarantor hereby authorizes the Bank to sell all or any part of the Pledged Stock at public or private sale and to apply the proceeds of such sale to the costs and expenses thereof (including the reasonable attorneys' fees and disbursements incurred by the Bank) and then to the payment of the other Secured Obligations. Any requirement of reasonable notice shall be met if the Bank sends such notice to the Guarantor, by registered or certified mail, at least 5 days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank may be the purchaser at any such sale. The Guarantor expressly authorizes such sale or sales of the Pledged Stock in advance of and to the exclusion of any sale or sales of or other realization upon any other collateral securing indebtedness or other obligations owed to the Bank. The Bank shall be under no obligation to preserve rights against prior parties.

        (b) The Guarantor hereby waives as to the Bank any right of subrogation or marshalling of such stock and other collateral for indebtedness or other obligations owed to the





               GUARANTOR'S PLEDGE AGREEMENT AND IRREVOCABLE PROXY

Bank. To this end, the Guarantor hereby expressly agrees that any such collateral or other security of the Guarantor or any other party which the Bank may hold, or which may come to its possession, may be dealt with in all respects and particulars as though this Pledge Agreement were not in existence. The Guarantor agrees and acknowledges that because of applicable securities laws, the Bank may not be able to effect a public sale of the Pledged Stock and sales at a private sale may be on terms less favorable than if such securities were sold at a public sale and may be at a price less favorable than a public sale. The Guarantor agrees that all such private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

             (c) The Guarantor irrevocably designates, makes, constitutes and appoints the Bank (and all persons designated by the Bank) as its true and lawful attorney (and agent-in-fact) and the Bank, or the Bank's agent, may, upon and after an Event of Default hereunder which has not been waived, with notice to the Guarantor if the Secured Obligations have not been accelerated and without notice if the Secured Obligations have been accelerated, take any action as the Bank reasonably deems necessary under the circumstances to enforce or otherwise take action in respect to the Pledged Stock as required hereby, or to carry out any other obligation or duty of the Guarantor under this Pledge Agreement. The Guarantor shall pay all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by the Bank in connection with such action.

        5. Additional Remedies; Irrevocable Proxy. (a) Upon the occurrence of any Event of Default, the Bank shall have also the right to vote the Pledged Stock on all questions after giving notice to the Guarantor of its election to exercise such rights. In the absence of any such Event of Default, the Guarantor shall have the right to vote the Pledged Stock on all questions, provided that voting by the Guarantor of the Pledged Stock shall be in conformity with performance of the obligations of the Guarantor under the Operative Documents.

             (b) Whenever an Event of Default has occurred, the Bank may transfer into its name, or into the name of its nominee or nominees, any or all of the Pledged Stock and, as provided above, may vote any or all of the Pledged Stock (whether or not so transferred) and may otherwise act with respect thereto as though it were the outright owner thereof, the Guarantor hereby irrevocably constituting and appointing the Bank as the proxy and attorney-in-fact of the Guarantor, with full power of substitution, to do so.

             (c) In furtherance of the foregoing, it is acknowledged that the Bank may vote the Pledged Stock to remove the directors and officers of AJK, and to elect new directors and officers of AJK, who thereafter shall manage the affairs of AJK, operate its properties and carry on its business and otherwise take any action with respect to the business, properties and affairs of AJK which such new directors shall deem necessary or appropriate, including, but not limited to, the maintenance, repair, renewal or alteration of any or all of the properties of AJK, the





               GUARANTOR'S PLEDGE AGREEMENT AND IRREVOCABLE PROXY leasing, subleasing, sale or other disposition of any or all of such properties, the borrowing of money on the credit of AJK, and the employment of attorneys, agents or other employees deemed by such new directors to be necessary for the proper operation, conduct, winding up or liquidation of the business, properties and affairs of AJK, and all revenues from the operation, conduct, winding up or liquidation of the business, properties and affairs of AJK after the payment of expenses thereof shall be applied to the payment of the Secured Obligations.

             (d) The Guarantor agrees that the proxy granted in this paragraph
5 is coupled with an interest and is and shall be both valid and irrevocable so long as the Pledged Stock is subject to this Pledge Agreement. The Guarantor further acknowledges that the term of said proxy may exceed three years from the date hereof.

        6. Remedies Cumulative. No right or remedy conferred upon or reserved to the Bank under any Operative Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy of the Bank under any Operative Document or under applicable law may be exercised from time to time and as often as may be deemed expedient by the Bank. To the extent that he lawfully may, the Guarantor agrees that he will not at any time insist upon, plead, or in any manner whatever claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, which may affect observance or performance of any provisions of any Operative Document; nor will he claim, take or insist upon any benefit or advantage of any present or future law providing for the valuation or appraisal of any security for its obligations under any Operative Document prior to any sale or sales thereof which may be made under or by virtue of any instrument governing the same; nor will he, after any such sale or sales, claim or exercise any right, under any applicable law to redeem any portion of such security so sold.

        7. Conduct No Waiver. No waiver of default shall be effective unless in writing executed by the Bank and waiver of any default or forbearance on the part of the Bank in enforcing any of its rights under this Pledge Agreement shall not operate as a waiver of any other default or of the same default on a future occasion or of such right.

        8. Governing Law; Definitions. This Pledge Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. The Guarantor agrees that any legal action or proceeding with respect to this Pledge Agreement or the transactions contemplated hereby may be brought in any court of the State of Michigan, or in any court of the United States of America sitting in Michigan, and the Guarantor hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to his person and property, and irrevocably appoints the Chief Financial Officer of AJK, at AJK's address set forth in the Loan





               GUARANTOR'S PLEDGE AGREEMENT AND IRREVOCABLE PROXY

Agreement, as its agent for service of process and irrevocably consents to the service of process in connection with any such action or proceeding by personal delivery to such agent or to the Guarantor or by the mailing thereof by registered or certified mail, postage prepaid to the Guarantor at this address. Nothing in this paragraph shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against the Guarantor or his property in the courts of any other jurisdiction. The Guarantor hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Agreements, in the case of any conflict between the two Agreements, however, the Loan Agreement shall control. Unless otherwise defined herein or in the Agreements, terms used in Article 9 of the Uniform Commercial Code in the State of Michigan are used herein as therein defined on the date hereof. The headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify any of the terms or provisions hereof.

        9. Notices. All notices, demands, requests, consents and other communications hereunder shall be delivered in the manner described in the Loan Agreement.

        10. Rights Not Construed as Duties. The Bank neither assumes nor shall it have any duty of performance or other responsibility under any contracts in which the Bank has or obtains a security interest hereunder. If the Guarantor fails to perform any agreement contained herein, the Bank may but is in no way obligated to itself perform, or cause performance of, such agreement, and the reasonable expenses of the Bank incurred in connection therewith shall be payable by the Guarantor under paragraph 13. The powers conferred on the Bank hereunder are solely to protect its interests in the Pledged Stock and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Pledged Stock in its possession and accounting for monies actually received by it hereunder, the Bank shall have no duty as to any Pledged Stock or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Stock.

        11. Amendments. None of the terms and provisions of this Pledge Agreement may be modified or amended in any way except by an instrument in writing executed by each of the parties hereto.

        12. Severability. If any one or more provisions of this Pledge Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired or prejudiced thereby.

        13. Expenses. (a) The Guarantor agrees to indemnify the Bank from and against any and all claims, losses and liabilities growing out of or resulting from this Pledge Agreement





               GUARANTOR'S PLEDGE AGREEMENT AND IRREVOCABLE PROXY

(including, without limitation, enforcement of this Pledge Agreement), except claims, losses or liabilities resulting from the Bank's gross negligence or willful misconduct.

             (b) The Guarantor will, upon demand, pay to the Bank an amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Bank may incur in connection with (i) the administration of this Pledge Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Pledged Stock, (iii) the exercise or enforcement of any of the rights of the Bank hereunder or under the Operative Documents, or (iv) the failure of the Guarantor to perform or observe any of the provisions hereof.

        14. Successors and Assigns; Termination. This Pledge Agreement shall create a continuing security interest in the Pledged Stock and shall be binding upon the Guarantor, his successors and assigns, and inure, together with the rights and remedies of the Bank hereunder, to the benefit of the Bank and its successors, transferee and assigns. Upon the payment in full in immediately available funds of all of the Secured Obligations and the termination of all commitments to lend under the Operative Documents, the security interest granted hereunder shall terminate and upon such termination the Bank shall assign, transfer and deliver without recourse and without warranty the Pledged Stock to the Guarantor (and any property received in respect thereof) as has not theretofore been sold or otherwise applied pursuant to the provisions of this Pledge Agreement.

        15. Waiver of Jury Trial. The Bank, in accepting this Pledge Agreement, and the Guarantor, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Pledge Agreement or any related instrument or agreement or any of the transactions contemplated by this Pledge Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. Neither the Bank nor the Guarantor shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by the Bank or the Guarantor except by a written instrument executed by both of them.

        IN WITNESS WHEREOF, the Guarantor has caused this Pledge Agreement to be duly executed as of the day and year first above written.



                                                ________________________________
                                                           Alan J. Kaufman





               GUARANTOR'S PLEDGE AGREEMENT AND IRREVOCABLE PROXY

Accepted and Agreed:


NBD BANK


By: ________________________________

    Its: _____________________________





               GUARANTOR'S PLEDGE AGREEMENT AND IRREVOCABLE PROXY

                                   SCHEDULE 1



                                                                Percentage
         Jurisdiction     Number of  Number of      Stock       of total
             of            Issued      Stock       Ownership    shares of   Percentage
         Incorporation     Shares   Certificates   Owned By     AJK           Owned
         -------------    --------- ------------   ---------    ----------  -----------
                                                     Alan J.      100%            100%
                                                     Kaufman










               GUARANTOR'S PLEDGE AGREEMENT AND IRREVOCABLE PROXY

                                   EXHIBIT C

                             REVOLVING CREDIT NOTE



$15,000,000                                             ______________ __, 1995
                                                              Detroit, Michigan



                 FOR VALUE RECEIVED, AJK ENTERPRISES, INC., a Michigan corporation (the "Company"), hereby unconditionally promises to pay to the order of NBD Bank, a Michigan banking corporation (the "Bank"), at the principal banking office of the Bank in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million Dollars ($15,000,000), or such lesser amount as is recorded on the schedule attached hereto, or in the books and records of the Bank, on the Termination Date; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until the Revolving Credit Loans evidenced hereby shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement referred to below.

                 The Bank is hereby authorized by the Company to record on the schedule attached to this Revolving Credit Note, or on its books and records, the date, amount and type of each Revolving Credit Loan, the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon and the other information provided for on such schedule, which schedule or such books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, provided, however, that any failure by the Bank to record any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of such Revolving Credit Loans, all accrued interest thereon and any amount payable with respect thereto in accordance with the terms of this Revolving Credit Note and the Loan Agreement.

                 The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Revolving Credit Note. Should the indebtedness evidenced by this Revolving Credit Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting this Revolving Credit Note, including attorneys' fees and expenses.

                 This Revolving Credit Note evidences one or more Revolving Credit Loans made under a Loan Agreement of even date herewith (as amended or modified from time to time, the



REVOLVING CREDIT NOTE                                                    PAGE 1

"Loan Agreement"), by and between the Company and the Bank to which reference is hereby made for a statement of the circumstances under which this Revolving Credit Note is subject to prepayment and under which its due date may be accelerated and for a description of the collateral and security securing this Revolving Credit Note. Capitalized terms used but not defined in this Revolving Credit Note shall have the respective meanings assigned to them in the Loan Agreement.

                 This Revolving Credit Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan in the same manner applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

                                        AJK ENTERPRISES, INC.


                                        By:__________________________________

                                           Its:_________________________________





REVOLVING CREDIT NOTE                                                  Page 2

                    Schedule to Revolving Credit Note, dated
             _____________ ___, 1995, made by AJK Enterprises, Inc.
                              in favor of NBD Bank



                                                                   Principal
                                                                     Amount
 Trans-  Principal        Type                      Interest        Paid, Pre-        Principal
 action  Amount of         of     Interest         Period (if        paid or           Balance        Notation
 Date      Loan           Loan*     Rate           applicable)      Converted        Outstanding      Made by
-------  ---------        ----    --------         -----------      ----------       -----------      --------




_________________________

*  E - Eurodollar Rate
   F - Floating Rate
   N - Negotiated Rate






REVOLVING CREDIT NOTE                                                    Page 3

                                   EXHIBIT D

                            SUBORDINATION AGREEMENT


            LILLIAN KAUFMAN (the "Junior Creditor"), AJK ENTERPRISES, INC. (the "Borrower") and NBD BANK (the "Bank") agree as follows:

            1. As used herein, the following terms shall have the following respective meanings:

                    "Lien" shall mean any security interest, mortgage, pledge, claim, lien or other encumbrance.

                    "Senior Debt" shall mean any and all indebtedness, obligations and liabilities of the Borrower or any of its Subsidiaries to the Bank, whether direct or indirect, absolute or contingent, secured or unsecured, now existing or hereafter arising, due or to become due, and howsoever evidenced, together with any renewals or expansions or increases thereof, including without limitation all reimbursement obligations pursuant to any letters of credit, all amounts accruing after the filing of any petition in bankruptcy or similar laws, whether or not such any amount is an allowable claim, all guaranties for any of the foregoing and all rights and remedies of the Bank with respect thereto, and further including without limitation, all future and present indebtedness, obligations and liabilities owing by the Borrower to the Bank pursuant to the Loan Agreement dated as of _____________, 1995 (as amended or modified from time to time the "Loan Agreement") between the Borrower and the Bank and all documents and instruments executed in connection therewith.

                    "Subordinated Debt" shall mean any and all indebtedness, obligations and liabilities of the Borrower or any of its Subsidiaries to the Junior Creditor, whether direct or indirect, absolute or contingent, secured or unsecured, now existing or hereafter arising, due or to become due, and howsoever evidenced, together with any renewals or increases in the amount thereof, all guaranties for any of the foregoing and all rights and remedies of the Junior Creditor with respect thereto.

            2. All Subordinated Debt shall be subordinate and junior in right of payment and all other respects to all Senior Debt, in the manner hereinafter set forth. No payment of all or any part of the Subordinated Debt, whether in cash or other property, by setoff, realizing upon collateral or otherwise, and whether directly or indirectly, or the exercising of any rights or remedies by the Junior Creditor, shall be made, exercised, given or received, unless and until the Senior Debt shall have been paid in full, except that the Junior Creditor may receive accrued interest payments and scheduled principal payments when due on the Subordinated Note in the form attached hereto, with giving effect to any amendment or modification or acceleration of the Subordinated Note or any other agreement or documents relating to the Subordinating Debt, and without giving effect to any default or overdue interest rate or other change in the interest rate (the "Scheduled Payments"), and the Junior Creditor agrees that it may not receive any other payment; provided, however, that the Scheduled Payments (whether in cash or property, by setoff realizing upon collateral otherwise, and whether directly or indirectly) also may not be made if (a) there is any event of default or other default (including without limitation in any Event of Default or Default under the Loan Agreement) in connection with any Senior Debt, (b) there is any event which might become such an event of default or other default after the lapse of time or the giving of notice or both or (c) such payment would cause any such event described in the foregoing clauses (a) or (b). For purposes of this Agreement, the Senior Debt shall not be deemed to have been paid in full until all Senior Debt has been irrevocably paid in full in immediately available funds and all credit facilities and letters of credit have expired or been terminated. If for any reason the Junior Creditor receives any payment on account of the Subordinated Debt contrary to the terms of this Agreement, such payments will be held by the Junior Creditor in trust for the Bank and will be immediately turned over to the Bank to be credited against the Senior Debt.

            3. In the event of any bankruptcy, insolvency, liquidation, arrangement, reorganization, receivership or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Borrower or any of its Subsidiaries or otherwise, any payment or distribution of any kind (whether in cash, securities or other property) which otherwise would be payable or deliverable with respect to the Subordinated Debt shall be paid or delivered directly to the Bank, for application to the Senior Debt until the Senior Debt shall have been paid in full. The Bank shall have the full power to act in the place of the Junior Creditor, including the right to make, present, file and vote proofs of claim against the Borrower or any guarantor on account of any part of the Subordinated Debt as the Bank may deem advisable, including without limitation to vote claims comprising the Subordinated Debt to accept and reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension and to receive and collect any and all dividends, distributions or other payments made on the Subordinated Debt and to apply such funds to the balance due on the Senior Debt.

            4. The Junior Creditor and the Borrower each hereby represents and warrants to the Bank that: (a) attached hereto as Schedule A is a true, correct and complete copy of all instruments presently evidencing the Subordinated Debt (the "Subordinated Note"), and the sole original of the Subordinated Note has been conspicuously imprinted with legend required by paragraph 4(c) hereof, all other documents, agreements or instruments evidencing, securing or relating in any way to the Subordinated Debt are attached hereto as Schedule B (all such documents, agreements and instruments, together with the Subordinated Note, collectively referred to herein as the "Subordinated Debt Documents"), and there are no other documents, agreements or instruments evidencing, securing or relating in any way to the Subordinated Debt other than those attached hereto as Schedules A and B; (b) as of the date hereof, the total principal balance of the Subordinated Note is $_______, there is no accrued interest thereon and all Subordinated Debt is owed solely by the Borrower; (c) the following shall be conspicuously imprinted on the Subordinated Note: "rights of the holder of this instrument to receive payment hereunder and other rights of the holder of this instrument are subject and subordinate to the prior payment of all indebtedness, obligations and liabilities of the maker of this instrument to NBD Bank pursuant


SUBORDINATION AGREEMENT                                                Page 2
to the terms of a Subordination Agreement among NBD Bank, the payee of this instrument and the maker of this instrument"; (d) no security or collateral of any kind has been taken by the Junior Creditor to secure any of the Subordinated Debt, whether from the Borrower, any of its Subsidiaries or otherwise, and there are no Liens on or with respect to any of the Borrower's or any of its Subsidiary's assets to secure any part of the Subordinated Debt, and any such Lien shall null and void; (e) the Junior Creditor has not relied and will not rely on any representation or information of any nature made by or received from the Bank relative to the Borrower or any of its Subsidiaries in deciding to execute this Agreement or to permit it to continue in effect; (f) the Junior Creditor will be the lawful owner of all future Subordinated Debt, and no part thereof will be subject to any defense, offset or counterclaim; (g) the Junior Creditor has not heretofore assigned or transferred any of the Subordinated Debt, any interest therein or any other rights pertaining thereto;
(h) the Junior Creditor has not heretofore given any subordination in respect of the Subordinated Debt; and (i) this Agreement constitutes the legal, valid and binding obligation of each of them, enforceable against each in accordance with its terms.

            5. Until all of the Senior Debt has been paid in full, unless otherwise consented to by the Bank in writing: (a) the Junior Creditor will not ask, demand, sue for, take or receive from the Borrower or any of its Subsidiaries, whether directly or indirectly, by way of setoff or in any other manner, all or any part of the Subordinated Debt or otherwise enforce any of its rights or remedies in connection with the Subordinated Debt, including without limitation with respect to any collateral or guaranty therefor, and the Borrower agrees not to make, and not to allow any of its Subsidiaries to make, any payment on the Subordinated Debt, whether directly or indirectly or in any other manner, except as expressly permitted by paragraph 2 hereof; (b) the Junior Creditor and the Borrower shall not (and the Borrower shall not permit any of its Subsidiaries to) assign, transfer, hypothecate or modify, terminate, amend or supplement, or consent to any cancellation, modification, termination, amendment or supplement of, any Subordinated Debt Document or any of the other terms of the Subordinated Debt, provided that the Junior Creditor may assign the Subordinated Debt to her children or to a trust controlled by her, provided, further, that such children or trust agree in witing to be bound by all of the terms and provisions of this Agreement prior to any such assignment and no further assignment shall be permitted; (c) the Junior Creditor shall not hereafter give any subordination in respect to the Subordinated Debt or convert any or all of the Subordinated Debt to capital stock or other securities of the Borrower or any of its Subsidiaries, including without limitation any securities exchangeable for or convertible into capital stock or any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities of the Borrower or any of its Subsidiaries; (d) the Borrower will not hereafter (and the Borrower shall not permit any of its Subsidiaries to) issue any instrument, agreement or other writing evidencing or securing any part of the Subordinated Debt or allow any Liens on or with respect to any of its assets to secure any part of the Subordinated Debt, and the Junior Creditor will not receive any such instrument, security or other writing or any such Liens, and any such instrument, security or other writing and any such Lien shall be null and void; (e) the Junior Creditor will not commence or join with any other creditors of the Borrower or any of its Subsidiaries in commencing any bankruptcy, reorganization, receivership or insolvency proceeding against the Borrower or any of its


SUBORDINATION AGREEMENT                                               Page 3

Subsidiaries; (f) the Junior Creditor and the Borrower shall give the Bank prompt notice of any default under the Subordinated Debt, and any such default shall be an event of default under the Senior Debt; and (g) neither the Borrower nor the Junior Creditor otherwise shall take or permit any action prejudicial to or inconsistent with the Bank's priority position over the Junior Creditor that is created by this Agreement.

            6. This Agreement shall constitute a continuing agreement of subordination which shall remain in effect until such time as the Senior Debt is paid in full. The rights granted to the Bank in this Agreement are solely for its protection and nothing herein contained imposes on the Bank any duties with respect to any property of the Borrower or the Junior Creditor heretofore or hereafter received by the Bank except for return of the Subordinated Note. The Junior Creditor and the Borrower shall execute and deliver to the Bank such further documents, agreements and instruments and shall take such further action as the Bank may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement. The Junior Creditor and the Borrower agree to jointly and severally pay to the Bank on demand all costs and expenses of every kind, including without limitation all reasonable attorneys' fees, that the Bank may incur in enforcing any of its rights under this Agreement.

            7. Without notice to or the consent of the Junior Creditor, the Bank may, at any time and from time to time and without impairing or releasing the subordination herein made, do any one or more of the following:
(a) change the manner, place or terms of payment, or change or extend the time of payment, of the Senior Debt, or amend or supplement in any manner the documentation evidencing, securing or relating to the Senior Debt, or increase without limit the amount of the Senior Debt; (b) release any person liable in any manner for the payment or collection of the Senior Debt; (c) exercise or refrain from exercising any rights with respect to the Senior Debt against the Borrower, any of its Subsidiaries, any guarantor of the Senior Debt or any other person; (d) apply any monies or other property paid by any person or otherwise available to the Senior Debt; (e) accept or release, or fail to perfect an interest in, any collateral or security for the Senior Debt; or (f) take or omit to take any other action with respect to the Senior Debt which may impair or adversely affect the subordination herein made.

            8. This Agreement shall be binding upon the Borrower and the Junior Creditor and their successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. The Borrower and the Junior Creditor are entering into this Agreement in consideration of advances and other financial accommodations made and/or to be made by the Bank to the Borrower. This Agreement constitutes the entire understanding among the Borrower, the Junior Creditor and the Bank regarding the subject matter provided for in this Agreement. This Agreement may only be modified by writing signed by the Borrower, the Junior Creditor and the Bank. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to choice of law principles of such State.

            9. The Junior Creditor, the Borrower and the Bank, after consulting or having had the opportunity to consult with counsel, each knowingly, voluntarily, and intentionally waive any


SUBORDINATION AGREEMENT                                                Page 4
right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. Neither the Junior Creditor, the Borrower nor the Bank shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. This Agreement is freely and voluntarily entered into by the Junior Creditor and the Borrower without any duress or coercion, and after the Junior Creditor and the Borrower have either consulted with counsel or been given the opportunity to do so, and the Junior Creditor and the Borrower have carefully and completely read all of the terms and provisions hereof.


    WITNESS the due execution of this Agreement as of ___________, 1995.

_____________________________              NBD BANK
LILLIAN KAUFMAN

                                           By:___________________________

                                                 Its:____________________

AJK ENTERPRISES, INC.


By:__________________________

    Its:_____________________





SUBORDINATION AGREEMENT                                                Page 5

                                   SCHEDULE A

                           Copy of Subordinated Note





SUBORDINATION AGREEMENT                                               Page 6

                                   SCHEDULE B

                    Copy of all Subordinated Debt Documents





SUBORDINATION AGREEMENT                                               Page 7

                                   EXHIBIT E

                                   TERM NOTE



$5,000,000                                                   __________ __, 1995
                                                               Detroit, Michigan

              FOR VALUE RECEIVED, AJK ENTERPRISES, INC., a Michigan corporation (the "Company"), hereby unconditionally promises to pay to the order of NBD Bank, a Michigan banking corporation (the "Bank"), at the principal banking office of the Bank in lawful money of the United States of America and in immediately available funds, the principal sum of Five Million Dollars ($5,000,000), or such lesser amount as is recorded on the schedule attached hereto or in the books and records of the Bank in 20 equal quarterly installments in the amount of $250,000 payable on the last Business Day of each March, June September and December commencing on the last Business Day of December, 1995 to and including the Maturity Date when the entire outstanding principal amount of the Term Loan evidenced hereby, and all accrued interest thereon, shall be due and payable; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until the Term Loan evidenced hereby shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement referred to below

              The Bank is hereby authorized by the Company to record on the schedule attached to this Term Note, or on its books and records, the date and the amount of the Term Loan, the applicable interest rate and type and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or such books and records, as the case may be, shall constitute prime facie evidence of the information so recorded, provided, however, that any failure by the Bank to record any such notation shall not relieve the Company of its obligation to repay the outstanding principal amount of this Term Loan, all accrued interest hereon and any amount payable with respect hereto in accordance with the terms of this Term Note and the Loan Agreement.

              The Company and each endorser or guarantor hereof waives presentment, protest, notice of dishonor and any other formality in connection with this Term Note. Should the indebtedness evidenced by this Term Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collecting, the Company agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collection this Term Note, including attorneys' fees and expenses.

              This Term Note evidences a Term Loan made under a Loan Agreement of even date herewith (as amended or modified from time to time, the "Loan Agreement"), by and between the Company and the Bank, to which reference is hereby a statement of the circumstances under which this Term Note is subject to prepayment which its due date may be accelerated and a description of the collateral and security securing this Term Note. Capitalized terms used but not not defined in this Term Note shall have the respective meanings assigned to them in the Loan Agreement.

              This Term Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan in the same manner applicable to contracts made and to be performed entirely within such State and without giving effect to choice to law principles of such State.


                                        AJK ENTERPRISES, INC.


                                        By:_______________________________


                                            Its:__________________________





                                   TERM NOTE

                 Schedule to Term Note dated _________ ___, 1995
                         made by AJK Enterprises, Inc.
                              in favor of NBD Bank



                 Principal                                          Principal    Principal
Transaction      Amount of     Type of     Applicable    Interest  Amount Paid    Balance      Notation
   Date             Loan        Loan*     Interest Rate   Period   or  Prepaid   Outstanding   Made By
-----------      ----------    -------    -------------  --------  ------------  -----------   --------






_______________________
*  E - Eurodollar Rate
   F - Floating Rate
   N - Negotiated Rate







                                   TERM NOTE

                                   EXHIBIT F

                              REQUEST FOR ADVANCE


NBD Bank
611 Woodward Avenue
Detroit, Michigan 48226
Attention: Michigan Bank Division


        AJK Enterprises, Inc., a Michigan corporation (the "Company") hereby requests a [insert Revolving Credit Loan, Term Loan or Letter of Credit Advance] pursuant to Section 2.4 of the Loan Agreement, dated as of __________ __, 1995 (as amended or modified from time to time, the "Loan Agreement"), between the Company and you (the "Bank").

        [A [Term] [Revolving Credit] Loan is requested to be made in the amount of $_________, to be made on ____________, 19__ and evidenced by the Company's Revolving Credit Note or Term Note, as the case may be. Such Loan shall be a [insert Eurodollar Rate Loan, Negotiated Rate Loan, or Floating Rate Loan] and the initial Interest Period, if such requested Loan is a Eurodollar Rate Loan or a Negotiated Rate Loan, shall be [insert permitted Interest Period].]

        [Such Letter of Credit Advance shall be made by the issuance by the Bank of its Letter of Credit for the account of the Company in the maximum stated amount of $____________ to and for the benefit of __________________ with a stated expiry date of __________________ 199__, and containing the further terms and conditions set forth in the attached letter of credit application to the Bank.]

        In support of this request, the Company hereby represents and warrants to the Bank that:

        1. The representations and warranties contained in Article IV of the Loan Agreement and in the Security Documents are true and correct in all material respects on and as of the date hereof, and will be true and correct in all material respects on the date such Advance is made (both before and after such Advance is made), as if such representations and warranties were made on and as of such dates.

        2. No Event of Default or Default has occurred and is continuing or will exist on the date such Advance is made and such Advance shall not cause an Event of Default or Default.

        Acceptance of the proceeds of such Advance by the Company shall be deemed to be a further representation and warranty that the representations and warranties made herein are true and correct in all material respects at the time such proceeds are disbursed.

        Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Loan Agreement.



                                        AJK ENTERPRISES, INC.



                                        By:_________________________

                                         Its: ______________________




Dated: ________________, 19___










                              REQUEST FOR ADVANCE

                                   EXHIBIT G

                          REQUEST FOR CONTINUATION OR
                               CONVERSION OF LOAN



                                     [Date]



NBD Bank
611 Woodward Avenue
Detroit, Michigan 48226

Attention:  Michigan Banking Division


                 AJK Enterprises, Inc., a Michigan corporation (the "Company"), hereby requests that $____________ of the principal amount of the [Revolving Credit][Term] Loan originally made on ____________, 1995, which [Revolving Credit][Term] Loan is currently a [insert type of Loan], be continued as or converted to, as the case may be, a [insert type of Loan requested] on ______________, 19__. If such Loan is requested to be converted to a [Eurodollar Rate Loan][Negotiated Rate Loan], the Company hereby elects an Interest Period for such Loan of [insert permitted Interest Period].

                 In support of this request, the Company hereby represents and warrants to the Bank that:

                 1.       The representations and warranties contained in
Article IV of the Loan Agreement and in the Security Documents are true and correct in all material respects on and as of the date hereof, and will be true and correct in all material respects on the date such Loan is [continued][converted] (both before and after such Loan is [continued][converted]), as if such representations and warranties were made on and as of such dates.

                 2. No Event of Default or Default has occurred and is continuing or will exist on the date such Loan is [continued[converted] (whether before or after such Loan is [continued][converted]).

Acceptance of the proceeds of such [continued][converted] Loan by the Company shall be deemed to be a further representation and warranty that the representations and warranties made herein are true and correct in all material respects at the time of such [continuation] [conversion].

                 Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Loan Agreement, dated as of _____________ ___, 1995 between the Company and you.


                                          AJK ENTERPRISES, INC.


                                          By: __________________________________

                                            Its: _______________________________






                          REQUEST FOR CONTINUATION OR
                               CONVERSION OF LOAN

                                                                EXHIBIT 17(A)(2)
                              SUBORDINATED NOTE


$4,000,000.00                                           _________________, 1995
                                                     Farmington Hills, Michigan

        For value received, AJK ENTERPRISES, INC., a Michigan corporation ("Company"), hereby promises to pay to the order of LILLIAN KAUFMAN, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Million ($4,000,000.00) Dollars, payable in twenty (20) equal quarterly installments in the amount of Two Hundred Thousand ($200,000.00) Dollars, payable on the last business day of each October, January, April and July, commencing on the last business day of January, 2001, to and including the last business day of October, 2005, when the entire outstanding principal amount evidenced hereunder shall become due and payable and all accrued interest thereon shall become due and payable; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until the principal amount hereunder shall be paid in full, at the rate of nine percent (9%) per annum, such interest payments to be paid quarterly on the last business day of each October, January, April and July, commencing on the last business day of January, 1996.

        RIGHTS OF THE HOLDER OF THIS INSTRUMENT TO RECEIVE PAYMENT HEREUNDER AND OTHER RIGHTS OF THE HOLDER OF THIS INSTRUMENT ARE SUBJECT AND SUBORDINATE TO THE PRIOR PAYMENT OF ALL INDEBTEDNESS, OBLIGATIONS AND LIABILITIES OF THE MAKER OF THIS INSTRUMENT TO NBD BANK PURSUANT TO THE TERMS OF A SUBORDINATION AGREEMENT EXECUTED SIMULTANEOUSLY HEREWITH AMONG NBD BANK, THE PAYEE OF THIS INSTRUMENT AND THE MAKER OF THIS INSTRUMENT (THE "SUBORDINATION AGREEMENT"), A COPY OF THE SUBORDINATION AGREEMENT BEING ATTACHED TO AND BEING MADE A PART OF THIS SUBORDINATED NOTE. THE PAYEE OF THIS INSTRUMENT IS DESIGNATED AS THE "JUNIOR CREDITOR," THE MAKER OF THIS INSTRUMENT IS DESIGNATED AS THE "BORROWER", AND NBD BANK IS DESIGNATED AS THE "BANK" UNDER THE SUBORDINATION AGREEMENT. THIS SUBORDINATED NOTE IS ISSUED SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT AND EACH HOLDER OF THIS SUBORDINATED NOTE, BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY THE TERMS OF THE SUBORDINATION AGREEMENT.

        In the event of any default in payment of any installment of interest or principal hereunder, which default is not cured within ten (10) days after the Company has received written notice of such default from the holder of this Subordinated Note, the holder of this Subordinated Note may thereupon accelerate the payment of the remaining unpaid principal balance hereunder, which shall thereupon become due and payable, subject to the terms of the Subordination Agreement. Should the indebtedness evidenced by this Subordinated Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collecting, the Company agrees to pay, in addition the principal and interest due and payable hereon, all costs of collection of this Subordinated Note, including attorneys' fees and expenses, subject to the terms of the Subordination Agreement.

        The Company shall have the right to prepay this Subordinated Note in whole or in part at any time without premium or penalty, provided, however, that if the Subordination Agreement is then in effect, no prepayment of principal may occur without the prior consent of NBD Bank prior to January 1, 1998, and the total principal prepayments cannot exceed $1,000,000.00 in each of calendar years 1998, 1999 and 2000. In the event of any such principal prepayments hereunder, such principal prepayments shall be applied against (and be deemed a principal payment applicable to) the immediately next quarterly installment(s) of principal which would otherwise be payable hereunder, in the required order of payments following such prepayment.

        This Subordinated Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan in the same manner applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.


                                                AJK ENTERPRISES, INC.,
                                                a Michigan corporation

                                                By:__________________________

                                                        Its:_________________

                           SUBORDINATION AGREEMENT


        LILLIAN KAUFMAN (the "Junior Creditor"), AJK ENTERPRISES, INC. (the "Borrower") and NBD BANK (the "Bank") agree as follows:

        1. As used herein, the following terms shall have the following respective meanings:

                "Lien" shall mean any security interest, mortgage, pledge, claim, lien or other encumbrance.

                "Senior Debt" shall mean any and all indebtedness, obligations and liabilities of the Borrower or any of its Subsidiaries to the Bank, whether direct or indirect, absolute or contingent, secured or unsecured, now existing or hereafter arising, due or to become due, and howsoever evidenced, together with any renewals or expansions or increases thereof, including without limitation all reimbursement obligations pursuant to any letters of credit, all amounts accruing after the filing of any petition in bankruptcy or similar laws, whether or not any such amount is an allowable claim, all guaranties for any of the foregoing and all rights and remedies of the Bank with respect thereto, and further including without limitation, all future and present indebtedness, obligations and liabilities owing by the Borrower to the Bank pursuant to the Loan Agreement dated as of _______________, 1995 (as amended or modified from time to time the "Loan Agreement") between the Borrower and the Bank and all documents and instruments executed in connection therewith.

                "Subordinated Debt" shall mean any and all indebtedness, obligations and liabilities of the Borrower or any of its Subsidiaries to the Junior Creditor, whether direct or indirect, absolute or contingent, secured or unsecured, now existing or hereafter arising, due or to become due, and howsoever evidenced, together with any renewals or increases in the amount thereof, all guaranties for any of the foregoing and all rights and remedies of the Junior Creditor with respect thereto.

        2. All Subordinated Debt shall be subordinate and junior in right of payment and all other respects to all Senior Debt, in the manner hereinafter set forth. No payment of all or any part of the Subordinated Debt, whether in cash or other property, by setoff, realizing upon collateral or otherwise, and whether directly or indirectly, or the exercising of any rights or remedies by the Junior Creditor, shall be made, exercised, given or received, unless and until the Senior Debt shall have been paid in full, except that the Junior Creditor may receive accrued interest payments and scheduled principal payments when due on the Subordinated Note in the form attached hereto, with giving effect to any amendment or modification or acceleration of the Subordinated
Note or any other agreement or documents relating to the Subordinated Debt, and without giving effect to any default or overdue interest rate or other change in the interest rate (the "Scheduled Payments"), and the Junior Creditor agrees that it may not receive any other payment; provided, however, that the Scheduled Payments (whether in cash or property, by setoff, realizing upon collateral or otherwise, and whether directly or indirectly) also may not be made if (a) there is any event of default or other default (including without limitation any Event of Default or Default under the Loan Agreement) in connection with any Senior Debt, (b) there is any event which might become such an event of default or other default after the lapse of time or the giving of notice or both or (c) such payment would cause any such event described in the foregoing clauses (a) or (b). For purposes of this Agreement, the Senior Debt shall not be deemed to have been paid in full until all Senior Debt has been irrevocably paid in full in immediately available funds and all credit facilities and letters of credit have expired or been terminated. If for any reason the Junior Creditor receives any payment on account of the Subordinated Debt contrary to the terms of this Agreement, such payments will be held by the Junior Creditor in trust for the Bank and will be immediately turned over to the Bank to be credited against the Senior Debt.

        3. In the event of any bankruptcy, insolvency, liquidation, arrangement, reorganization, receivership or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Borrower or any of its Subsidiaries or otherwise, any payment or distribution of any kind (whether in cash, securities or other property) which otherwise would be payable or deliverable with respect to the Subordinated Debt shall be paid or delivered directly to the Bank, for application to the Senior Debt until the Senior Debt shall have been paid in full. The Bank shall have the full power to act in the place of the Junior Creditor, including the right to make, present, file and vote proofs of claim against the Borrower or any guarantor on account of any part of the Subordinated Debt as the Bank may deem advisable, including without limitation to vote claims comprising the Subordinated Debt, to accept and reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension and to receive and collect any and all dividends, distributions or other payments made on the Subordinated Debt and to apply such funds to the balance due on the Senior Debt.

        4. The Junior Creditor and the Borrower each hereby represents and warrants to the Bank that: (a) attached hereto as Schedule A is a true, correct and complete copy of all instruments presently evidencing the Subordinated Debt (the "Subordinated Note"), and the sole original of the Subordinated Note has been conspicuously imprinted with legend required by paragraph 4(c) hereof, all other documents, agreements or instruments evidencing, securing or relating in any way to the Subordinated Debt are attached hereto as Schedule B (all such documents, agreements and instruments, together with the Subordinated Note, collectively referred to herein as the "Subordinated Debt Documents"), and there are no other documents, agreements or instruments evidencing, securing or relating in any way to the Subordinated Debt other than those attached hereto as Schedules A and B; (b) as of the date hereof, the total principal balance of the Subordinated Note is $______, there is no accrued interest thereon and all Subordinated Debt is owed solely by the Borrower; (c) the following shall be conspicuously imprinted on the Subordinated Note: "rights of the holder of this instrument to receive payment hereunder and other rights of the holder of this instrument are subject and subordinate to the prior payment of all indebtedness, obligations and liabilities of the maker of this instrument to NBD Bank pursuant


SUBORDINATION AGREEMENT                                               Page 2
to the terms of a Subordination Agreement among NBD Bank, the payee of this instrument and the maker of this instrument"; (d) no security or collateral of any kind has been taken by the Junior Creditor to secure any of the Subordinated Debt, whether from the Borrower, any of its Subsidiaries or otherwise, and there are no Liens on or with respect to any of the Borrower's or any of its Subsidiary's assets to secure any part of the Subordinated Debt, and any such Lien shall be null and void; (e) the Junior Creditor has not relied and will not rely on any representation or information of any nature made by or received from the Bank relative to the Borrower or any of its Subsidiaries in deciding to execute this Agreement or to permit it to continue in effect; (f) the Junior Creditor will be the lawful owner of all future Subordinated Debt, and no part thereof will be subject to any defense, offset or counterclaim; (g) the Junior Creditor has not heretofore assigned or transferred any of the Subordinated Debt, any interest therein or any other rights pertaining thereto; (h) the Junior Creditor has not heretofore given any subordination in respect of the Subordinated Debt; and (i) this Agreement constitutes the legal, valid and binding obligation of each of them, enforceable against each in accordance with its terms.

        5. Until all of the Senior Debt has been paid in full, unless otherwise consented to by the Bank in writing: (a) the Junior Creditor will not ask, demand, sue for, take or receive from the Borrower or any of its Subsidiaries, whether directly or indirectly, by way of setoff or in any other manner, all or any part of the Subordinated Debt or otherwise enforce any of its rights or remedies in connection with the Subordinated Debt, including without limitation with respect to any collateral or guaranty therefor, and the Borrower agrees not to make, and not to allow any of its Subsidiaries to make, any payment on the Subordinated Debt, whether directly or indirectly or in any other manner, except as expressly permitted by paragraph 2 hereof; (b) the Junior Creditor and the Borrower shall not (and the Borrower shall not permit any of its Subsidiaries to) assign, transfer, hypothecate or modify, terminate, amend or supplement, or consent to any cancellation, modification, termination, amendment or supplement of, any Subordinated Debt Document or any of the other terms of the Subordinated Debt, provided that the Junior Creditor may assign the Subordinated Debt to her children or to a trust controlled by her, provided, further, that such children or trust agree in writing to be bound by all of the terms and provisions of this Agreement prior to any such assignment and no further assignment shall be permitted; (c) the Junior Creditor shall not hereafter give any subordination in respect to the Subordinated Debt or convert any or all of the Subordinated Debt to capital stock or other securities of the Borrower or any of its Subsidiaries, including without limitation any securities exchangeable for or convertible into capital stock or any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities of the Borrower or any of its Subsidiaries; (d) the Borrower will not hereafter (and the Borrower shall not permit any of its Subsidiaries to) issue any instrument, agreement or other writing evidencing or securing any part of the Subordinated Debt or allow any Liens on or with respect to any of its assets to secure any part of the Subordinated Debt, and the Junior Creditor will not receive any such instrument, security or other writing or any such Liens, and any such instrument, security or other writing and any such Lien shall be null and void; (e) the Junior Creditor will not commence or join with any other creditors of the Borrower or any of its Subsidiaries in commencing any bankruptcy,


SUBORDINATION AGREEMENT                                                  Page 3
reorganization, receivership or insolvency proceeding against the Borrower or any of its Subsidiaries; (f) the Junior Creditor and the Borrower shall give the Bank prompt notice of any default under the Subordinated Debt, and any such default shall be an event of default under the Senior Debt; and (g) neither the Borrower nor the Junior Creditor otherwise shall take or permit any action prejudicial to or inconsistent with the Bank's priority position over the Junior Creditor that is created by this Agreement.

        6. This Agreement shall constitute a continuing agreement of subordination which shall remain in effect until such time as the Senior Debt is paid in full. The rights granted to the Bank in this Agreement are solely for its protection and nothing herein contained imposes on the Bank any duties with respect to any property of the Borrower or the Junior Creditor heretofore or hereafter received by the Bank except for return of the Subordinated Note. The Junior Creditor and the Borrower shall execute and deliver to the Bank such further documents, agreements and instruments and shall take such further action as the Bank may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement. The Junior Creditor and the Borrower agree to jointly and severally pay to the Bank on demand all costs and expenses of every kind, including without limitation all reasonable attorneys' fees, that the Bank may incur in enforcing any of its rights under this Agreement.

        7. Without notice to or the consent of the Junior Creditor, the Bank may, at any time and from time to time and without impairing or releasing the subordination herein made, do any one or more of the following: (a) change the manner, place or terms of payment, or change or extend the time of payment, of the Senior Debt, or amend or supplement in any manner the documentation evidencing, securing or relating to the Senior Debt, or increase without limit the amount of the Senior Debt; (b) release any person liable in any manner for the payment or collection of the Senior Debt; (c) exercise or refrain from exercising any rights with respect to the Senior Debt against the Borrower, any of its Subsidiaries, any guarantor of the Senior Debt or any other person; (d) apply any monies or other property paid by any person or otherwise available to the Senior Debt; (e) accept or release, or fail to perfect an interest in, any collateral or security for the Senior Debt; or (f) take or omit to take any other action with respect to the Senior Debt which may impair or adversely affect the subordination herein made.

        8. This Agreement shall be binding upon the Borrower and the Junior Creditor and their successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. The Borrower and the Junior Creditor are entering into this Agreement in consideration of advances and other financial accommodations made and/or to be made by the Bank to the Borrower. This Agreement constitutes the entire understanding among the Borrower, the Junior Creditor and the Bank regarding the subject matter provided for in this Agreement. This Agreement may only be modified by writing signed by the Borrower, the Junior Creditor and the Bank. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to choice of law principles of such State.





SUBORDINATION AGREEMENT                                                Page 4

        9. The Junior Creditor, the Borrower and the Bank, after consulting or having had the opportunity to consult with counsel, each knowingly, voluntarily, and intentionally waive any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. Neither the Junior Creditor, the Borrower nor the Bank shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. This Agreement is freely and voluntarily entered into by the Junior Creditor and the Borrower without any duress or coercion, and after the Junior Creditor and the Borrower have either consulted with counsel or been given the opportunity to do so, and the Junior Creditor and the Borrower have carefully and completely read all of the terms and provisions hereof.

        WITNESS the due execution of this Agreement as of _________, 1995.


__________________________                           NBD BANK
LILLIAN KAUFMAN
                                                       By:_____________________

                                                             Its:______________

AJK ENTERPRISES, INC.

By:_______________________

      Its:_______________









SUBORDINATION AGREEMENT                                                  Page 5